UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-2

The Beachbody Company, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

400 Continental Blvd, Suite 400

El Segundo, California 90245

LETTER TO STOCKHOLDERS

April 24, 2024

Dear Stockholder:

You are cordially invited to attend this year’s annual meeting of stockholders of The Beachbody Company, Inc. on Tuesday, June 4, 2024, at 8:30 a.m. Pacific Time. The annual meeting will be a completely “virtual” meeting. You will be able to attend the annual meeting, as well as vote and submit your questions during the live webcast of the meeting, by visiting www.proxydocs.com/BODI and following the Registration instructions. Upon entry of your control number and other required information, you will receive further instructions via email, that provides you access to the annual meeting and to vote and submit questions during the annual meeting. Details regarding admission to the annual meeting and the business to be conducted at the annual meeting are described in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.

Whether or not you plan to attend the annual meeting, your vote is very important and we encourage you to vote promptly. You may vote by either marking, signing and returning the enclosed proxy card or using telephone or internet voting. For specific instructions on voting, please refer to the instructions on your enclosed proxy card. If you attend the annual meeting, you will have the right to revoke the proxy and vote your shares virtually at the meeting. If you hold your shares through an account with a brokerage firm, bank or other nominee, please follow the instructions you receive from your brokerage firm, bank or other nominee to vote your shares.

Sincerely yours,

/s/ Carl Daikeler
CARL DAIKELER
CHIEF EXECUTIVE OFFICER

THE BEACHBODY COMPANY, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 4, 2024

When	Tuesday, June 4, 2024, at 8:30 a.m. PDT		How to Vote in Advance
Where	Virtually at www.proxydocs.com/BODI	By Mail	Complete, sign, date and return your proxy card or voting instruction form in the postage-paid envelope provided

Proposal 1	Election of nine nominees named in the proxy statement to serve on the Board of Directors. The Board of Directors recommends a vote “FOR” each nominee.	By Internet	You can vote your shares online at www.proxydocs.com/BODI

Proposal 2	Ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2024. The Board of Directors recommends a vote “FOR.”	By Phone	You can vote your shares by calling 866-750-0049

Proposal 3	Advisory approval of the Company’s executive compensation. The Board of Directors recommends a vote “FOR.”

Proposal 4	Approval of the First Amendment to The Beachbody Company, Inc. 2021 Incentive Award Plan. The Board of Directors recommends a vote “FOR.”

Any other business which may properly come before the annual meeting or any adjournment or postponement. In addition to the business to be transacted as described above, management will speak on our developments of the past year and respond to questions of general interest to stockholders.		Your vote is important. Please vote as soon as possible by one of the methods shown above. Be sure to have your proxy card, voting instruction form or notice of Internet availability in hand and follow the below instructions:

Who Can Vote	Only owners of record of the Company’s issued and outstanding common stock as of the close of business on April 5, 2024. Each share of the Company’s Class A Common Stock is entitled to one vote. Each share of the Company’s Class X Common Stock is entitled to ten votes.	IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 4, 2024

Date of Mailing	We intend to mail a Notice of Internet Availability of Proxy Materials on or about April 24, 2024.

In accordance with rules and regulations adopted by the Securities and Exchange Commission, we have elected to furnish our proxy materials to stockholders by providing access to the materials on the Internet. Accordingly, a Notice of Internet Availability of Proxy Materials (the Internet Availability Notice) has been mailed to the majority of our stockholders, while other stockholders have instead received paper copies of the documents accessible on the Internet. It is important that your shares be represented and voted whether or not you plan to attend the Annual Meeting. If you are the registered holder of your shares and are viewing the proxy statement on the Internet, you may grant your proxy electronically via the Internet by following the instructions on the Internet Availability Notice previously mailed to you and the instructions listed on the Internet site. If you are receiving a paper copy of the proxy statement, you may vote by completing and mailing the proxy card enclosed with the proxy statement, or you may grant your proxy electronically via the Internet or by telephone by following the instructions on the proxy card. If your shares are held in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should review the Notice of Internet Availability of Proxy Materials used by that firm to determine whether and how you will be able to submit your proxy by telephone or over the Internet. Submitting a proxy over the Internet, by telephone or by mailing a proxy card will ensure your shares are represented at the Annual Meeting. A list of stockholders entitled to vote at the Annual Meeting will be available for examination by stockholders of record at www.proxydocs.com/BODI during the Annual Meeting.

THE BEACHBODY COMPANY, INC.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Mark Goldston
MARK GOLDSTON
EXECUTIVE CHAIRMAN
El Segundo, California
Dated: April 24, 2024

i

THE BEACHBODY COMPANY, INC.

400 Continental Blvd, Suite 400

El Segundo, California 90245

PROXY STATEMENT SUMMARY

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board of Directors” or the “Board”) of The Beachbody Company, Inc., a Delaware corporation (the “Company” or “BODi”), for use at the Annual Meeting of Stockholders. This Proxy Statement and related materials are first being mailed to stockholders on or about April 24, 2024. References in this Proxy Statement to “we,” “us,” “our,” “BODI,” or the “Company” refer to The Beachbody Company, Inc. and its consolidated subsidiaries, and references to the “Annual Meeting” are to the 2024 annual meeting of stockholders. When we refer to the Company’s fiscal year, we mean the annual period ended on December 31, 2023. This Proxy Statement covers our 2023 fiscal year, which was from January 1, 2023 through December 31, 2023, or fiscal 2023.

This summary highlights information contained elsewhere in this Proxy Statement and does not contain all of the information that you should consider. You should read the entire proxy statement carefully before voting.

Our Annual Meeting

Date and Time	June 4, 2024 at 8:30 a.m. PDT	Place	Virtually at www/proxydocs.com/BODI.

Record Date	April 5, 2024	Who Can Vote	Only owners of record of the Company’s issued and outstanding Common Stock as of the close of business on April 5, 2024. Each share of Class A Common Stock is entitled to one vote. Each share of Class X Common Stock is entitled to ten votes.

Number of Shares Outstanding as of Record Date	4,139,261 shares of the Company’s Class A common stock, par value $0.0001 per share (“Class A Common Stock”) and 2,729,003 shares of the Company’s Class X common stock, $0.0001 per share (“Class X Common Stock” and, together with Class A Common Stock, “Common Stock”)

At the Annual Meeting, the stockholders of the Company will be asked to vote on the four proposals below. Your vote is very important. Accordingly, whether or not you plan to attend the Annual Meeting, you should vote by using one of the methods described in these proxy materials. You may vote your shares at the Annual Meeting by voting via the Internet or by telephone as described in these proxy materials or by having your shares represented at the Annual Meeting by a valid proxy. If your shares are not registered directly in your name (e.g., you hold your shares in a stock brokerage account or through a bank or other holder of record), you may vote by following the instructions detailed on the notice or voting instruction form you receive from your broker or other nominee. Stockholders may submit questions by following the instructions available on the website for the

Annual Meeting. A list of all stockholders entitled to vote at the Annual Meeting will be available for inspection at our executive offices.

Item	Proposals	Board Vote Recommendations		Page #
1	Election of nine directors.	✓	FOR each director nominee	5

2	Ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for 2024.	✓	FOR	17

3	Advisory approval of the Company’s executive compensation.	✓	FOR	58

4	Approval of the First Amendment to The Beachbody Company, Inc. 2021 Incentive Award Plan	✓	FOR	59

Any stockholder who executes and delivers a proxy has the right to revoke it at any time before it is exercised by delivering to the Corporate Secretary of the Company an instrument revoking it or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting. Subject to revocation, the proxy holders will vote all shares represented by a properly executed proxy received in time for the Annual Meeting in accordance with the instructions on the proxy. If no instruction is specified with respect to a matter to be acted upon, the shares represented by the proxy will be voted in accordance with the recommendation of the Board.

The expenses of preparing, assembling, printing and mailing the Internet Availability Notice, this Proxy Statement and the materials used in the solicitation of proxies will be borne by the Company. Proxies will be solicited through the Internet and the mail and may be solicited by our officers, directors and employees in person or by telephone, email or facsimile. They will not receive additional compensation for this effort. We do not anticipate paying any compensation to any other party for the solicitation of proxies, but may reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to beneficial owners. The Company may retain the services of a proxy solicitation firm if, in the Board’s view, it is deemed necessary or advisable. Although the Company does not currently expect to retain such a firm, it estimates that the fees of such firm could be up to $20,000, plus out-of-pocket expenses, all of which would be paid by the Company.

Quorum Requirements

In order to constitute a quorum for the conduct of business at the Annual Meeting, the holders of a majority in voting power of Common Stock entitled to vote at the Annual Meeting must be present at the meeting or represented by proxy. Shares represented by proxies that reflect abstentions or broker non-votes will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

Required Vote

Each share of our Class A Common Stock outstanding on the record date is entitled to one vote on each of the nine director nominees and one vote on each other matter. Each share of our Class X Common Stock outstanding on the record date is entitled to ten votes on each of the nine director nominees and ten votes on each other matter.

For Proposal 1, the election of directors, the nominees to serve as directors will be elected by a plurality of the votes cast by the stockholders entitled to vote at the election (meaning that the nine director nominees who receive the highest number of shares voted “for” their election are elected). You may vote “For” or “Withhold” with respect to each director nominee. Votes that are withheld will be excluded entirely from the vote with respect to the nominee from which they are withheld and will have no effect on the election of directors.

For Proposal 2, Proposal 3 and Proposal 4, approval of each proposal requires the affirmative vote of at least a majority of the votes cast (meaning the number of shares voted “for” a proposal must exceed the number of shares voted “against” such proposal). You may vote “For,” “Against” or “Abstain” from voting on each of these proposals. Any shares of Common Stock that are not voted (whether by abstention or otherwise) will have no impact on the outcome of the vote with respect to these proposals. For Proposal 3, because your vote is advisory, it will not be binding on the Company, the Board or the Compensation Committee. However, the Board and the Compensation Committee will consider the outcome of the vote when making future decisions regarding the compensation of our named executive officers.

Generally, broker non-votes occur when shares held by a broker in “street name” for a beneficial owner are not voted with respect to a particular proposal because the broker (1) has not received voting instructions from the beneficial owner and (2) lacks discretionary voting power to vote those shares. Broker non-votes, if any, will have no effect on Proposal 1 regarding the election of directors. For Proposal 3 and Proposal 4, broker non-votes, if any, will not be counted in determining the number of votes cast and will have no effect on the approval of the relevant proposal. Proposal 2 is a routine matter and no broker non-votes are expected to exist in connection with this proposal. If your shares are held in an account at a bank or brokerage firm, that bank or brokerage firm may vote your shares of Common Stock on Proposal 2, but will not be permitted to vote your shares of common stock with respect to Proposal 1, Proposal 3 or Proposal 4, unless you provide instructions as to how your shares should be voted. However, we also understand that certain brokerage firms have elected not to vote even on “routine” matters without your voting instructions. If your broker or other nominee has made this decision and you do not provide voting instructions, your vote will not be cast and will have no effect on the vote of the four proposals at this Annual Meeting. Accordingly, we urge you to direct your broker or other nominee how to vote by returning your voting materials as instructed or by obtaining a proxy from your broker or other nominee in order to vote your shares in person at the special meeting.

If an executed proxy card is returned by a bank or broker holding shares which indicates that the bank or broker has not received voting instructions and does not have discretionary authority to vote on the proposals, the shares will not be considered to have been voted in favor of the proposals. Your bank or broker will vote your shares on Proposal 1, Proposal 3 or Proposal 4 only if you provide instructions on how to vote by following the instructions they provide to you. Accordingly, we encourage you to vote promptly, even if you plan to attend the virtual Annual Meeting.

Additional Information Regarding the Internet Availability of Our Proxy Materials

We are pleased to take advantage of SEC rules that allow companies to furnish their proxy materials over the Internet. Accordingly, we sent to the majority of our stockholders an Internet Availability Notice regarding the Internet availability of the proxy materials for this year’s Annual Meeting. Other stockholders were instead sent paper copies of the proxy materials accessible on the Internet. Instructions on how to access the proxy materials over the Internet or to request a paper copy can be found in the Internet Availability Notice. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis by going to www.investorelections.com/BODI and following the instructions or calling 1-866-648-8133. A stockholder’s election to receive proxy materials by mail or e-mail will remain in effect until the stockholder terminates or changes such election.

Please note that you cannot vote your shares by filling out and returning the Internet Availability Notice. The Internet Availability Notice does, however, include instructions on how to vote your shares.

If your shares are registered directly in your name with our transfer agent, you are considered, with respect to those shares, the “stockholder of record.” In that case, either the Internet Availability Notice or the Notice of Annual Meeting, this Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 have each been sent directly to you.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of shares held in street name. In such case, either a notice similar to the Internet Availability

Notice or the Notice of Annual Meeting, this Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 should have been provided (or otherwise made available) to you by your broker, bank or other holder of record who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by following their instructions for voting.

PROPOSAL 1: ELECTION OF NINE DIRECTORS

✓	OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE ELECTION OF THE DIRECTOR NOMINEES LISTED BELOW.

General

Our Second Amended and Restated Certificate of Incorporation (our “Certificate of Incorporation”) provides that directors shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the year following the year of their election. Each director shall hold office until his or her successor is duly elected and qualified or until his or her earlier death, resignation, disqualification or removal in accordance with our Certificate of Incorporation. At this Annual Meeting, our stockholders will have an opportunity to vote for nine director nominees. The Board has nominated Mmes. Conlin, Frank and Lundy and Messrs. Daikeler, Goldston, Heller, Mayer, Salter and Van de Bunt as directors with a term that would expire at the 2025 annual meeting of stockholders.

Mmes. Conlin, Frank and Lundy and Messrs. Daikeler, Goldston, Heller, Mayer, Salter and Van de Bunt currently serve as members of our Board of Directors and have agreed to serve if elected. In the event the nominees named herein are unable to serve or decline to serve at the time of the Annual Meeting, the persons named in the enclosed proxy will exercise discretionary authority to vote for substitutes. Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR the nominees.

Required Vote

Directors shall be elected by a plurality of the votes cast (meaning that the nine director nominees who receive the highest number of shares voted “for” their election are elected). “Withhold” votes and broker non-votes are not considered votes cast for the foregoing purpose, and will have no effect on the election of the nominees.

Recommendation of the Board of Directors

The Board unanimously recommends that the stockholders vote FOR the election of the director nominees, Mary Conlin, Carl Daikeler, Kristin Frank, Mark Goldston, Michael Heller, Ann Lundy, Kevin Mayer, John Salter and Ben Van de Bunt. Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR the election of all the director nominees.

Election of nine directors	✓	OUR BOARD RECOMMENDS YOU VOTE “FOR” EACH DIRECTOR NOMINEE

	Committee Membership
Name	Age	Director Since	Board of Directors	Audit	Compensation		Nominating and Corporate Governance
Mary Conlin	59	2021	✓	✓	✓
Carl Daikeler	60	1998	✓
Kristin Frank	58	2021	✓		✓		✓
Mark Goldston	69	2023	✓
Michael Heller	59	2012	✓				✓
Ann Lundy	54	2023	✓	✓
Kevin Mayer	61	2021	✓	✓
John Salter	46	2018	✓				✓
Ben Van de Bunt	62	2019	✓			✓		✓

Information About Our Director Nominees

The following table and biographical information sets forth certain information of the director nominees. Such information is current as of April 24, 2024. The information presented below for each director includes the specific experience, qualifications, attributes and skills that led us to the conclusion that such director should be nominated to serve on our Board of Directors in light of our business.

Name	Age	Position	Director Since
Carl Daikeler	60	Co-Founder, Chief Executive Officer and Director	1998
Mark Goldston	69	Executive Chairman	2023
Mary Conlin	59	Director	2021
Kristin Frank	58	Director	2021
Michael Heller	59	Director	2012
Ann Lundy	54	Director	2023
Kevin Mayer	61	Director	2021
John Salter	46	Director	2018
Ben Van de Bunt	62	Director	2019

Carl Daikeler has served as our Chief Executive Officer and a member of our Board since he co-founded BODi in 1998, and as our Chairman from 1998 to June 2023. Prior to BODi, Mr. Daikeler worked at Guthy-Renker, a multinational direct marketing company, assisting with new products for infomercials. He also runs the Beachbody Foundation, a non-profit organization contributing to a number of foundations such as the International Justice Mission, Hope Of The Valley, NAACP, The Lakota Tribe, Upward Bound House, Go Campaign, and Save-A-Warrior (SAW). Mr. Daikeler obtained a B.A. from Ithaca College. We believe Mr. Daikeler is qualified to serve on our Board due to his extensive business and leadership experience and, in particular, his experience leading BODi.

Mark Goldston has served as our Executive Chairman since June 2023. Mr. Goldston has served as the chairman, chief executive officer and founder of The Goldston Group, a venture capital and strategic advisory firm, since November 2013. Mr. Goldston has also served as general partner of Athletic Propulsion Labs, a luxury performance athletic footwear company, since March 2009 and as co-founder and general partner of Javergo Partners, LLC, a strategic advisory firm, since March 2020. Mr. Goldston has also served as a board member, strategic advisor and investor of TuneGO, a technology platform and interactive community for music artists, since March 2015 and as a strategic advisor and shareholder of Fresh Brothers Pizza. Prior to that, from March 1999 to November 2013 Mr. Goldston served as the chairman and chief executive officer of United Online, a former public Internet access company, and its predecessor company, NetZero. Mr. Goldston obtained a B.S. in business administration from The Ohio State University and an M.B.A. from the Northwestern University Kellogg School of Management. We believe Mr. Goldston is qualified to serve on our Board due to his extensive financial and leadership experience with public companies and fitness brands.

Mary Conlin has served as a member of our Board since June 2021. From 2001 to 2007 Ms. Conlin served as Director and Head of Marketing & Corporate Communications for Pixar Animation Studios, a computer animation studio, which was acquired in 2006 by The Walt Disney Company, and has since retired. Prior to Pixar, from 1990 to 1996 and from 1998 to 1999 she served as Director of International Distribution and Director of Worldwide Promotions for the theatrical division at Warner Bros. Pictures, a multinational film production company. Ms. Conlin started her career in advertising at VMLY&R, a global advertising company, formerly known as Young & Rubicam. Since May 2020 she has served on the board of directors for Daily Journal Corp, a public publishing and technology company. Ms. Conlin obtained a B.A. from Princeton University and an M.B.A. from Harvard University. We believe Ms. Conlin is qualified to serve on our Board due to her extensive leadership and marketing experience.

Kristin Frank has served as a member of our Board since November 2021. Ms. Frank has served as Chief Executive Officer of AdPredictive, a customer intelligence platform, since March 2020 and before that as President from September 2018 to February 2020. She has also served on the board of directors of G/O Media Inc., an owner and operator of several digital media outlets, since June 2022, Brightcove, Inc., a leading global provider of cloud services for video, since May 2018, Gaia, Inc., a global video streaming service and community, since October 2013 and Cornerstone Capital, an investment firm, from January 2019 to February 2022. Prior to AdPredictive, from 1995 to 2017 Ms. Frank served at Viacom, a former media conglomerate now operating as Paramount Global, in various capacities as a member of its executive and regional teams, serving most recently as the Chief Operating Officer of the division overseeing revenue, strategy, and operations for MTV. Ms. Frank also served as the Executive Vice President and Head of Digital for the Music and Entertainment Division, and before that as the Regional Vice President of Content Distribution and Marketing, the Chief Operating Officer of LOGO, and the General Manager of MTV and VH1 Digital Media. Ms. Frank obtained a B.B.A. in Finance from the University of Iowa. We believe Ms. Frank is qualified to serve on our Board due to her extensive leadership, board governance, and marketing experience.

Ann Lundy has served as a member of our Board since January 2023. Ms. Lundy has served as Senior Vice President, Corporate Finance and Internal Audit of Activision Blizzard, a subsidiary of Microsoft, since November 2021 and before that served as Vice President, Internal Audit from September 2019. Prior to Activision Blizzard, in 2019 Ms. Lundy was an executive consultant in finance, accounting and project management services and before that served as Senior Vice President and Chief Accounting Officer of MH Sub I, LLC (d/b/a Internet Brands), a company operating online media, community and e-commerce sites, in 2018. Prior to that, from March 2003 to August 2018 Ms. Lundy served various leadership positions at Mattel, Inc., including as Senior Vice President Finance & Strategy, Global Development and Product Supply. Ms. Lundy obtained a B.S. in Accounting from Oakland University and is licensed as an inactive certified public accountant in Michigan since October 1994. We believe Ms. Lundy is qualified to serve on our Board of Directors due to her extensive financial and public company experience.

Kevin Mayer has served as a member of our Board since June 2021. Mr. Mayer has served as Co-chief executive officer and founder of Candle Media, a next generation media company, since January 2022, and as co-founder and managing partner of Smash Capital, a consumer venture capital firm, since January 2022. Before that in 2020 he served as chief executive officer of TikTok, a short-form video hosting service, and as chief operating officer of its parent company ByteDance, an international internet technology company. From June 2005 to 2020 Mr. Mayer served in various leadership positions at The Walt Disney Company, a public multinational media conglomerate, most recently as its Chief Strategy Officer. Mr. Mayer has also served on the board of directors of Tinuiti, a performance marketing firm, since April 2021, The Forest Road Company, a specialty finance investment firm, since September 2020 and DAZN Group, a global sports media company, as chairman from February 2021 to March 2023. He also has served as an advisory board member of Salesforce, a global enterprise software firm, since April 2021. Mr. Mayer obtained a B.S. in mechanical engineering at the Massachusetts Institute of Technology, a M.S. in electrical engineering at San Diego State University and an M.B.A. from Harvard University. We believe Mr. Mayer is qualified to serve on our Board due to his extensive leadership and media industry experience.

Michael Heller has served as a member of our Board since November 2012. Mr. Heller has served since 1994 at Cozen O’Connor, an international law firm, holding various leadership positions, currently as the Executive Chairman and Chief Executive Officer. He has served as a member of the Board of Directors of Hanover Fire and Casualty Co., a property and casualty insurance carrier. Mr. Heller also sits on several nonprofit boards, including Thomas Jefferson University Hospital, Villanova Law School, CEO’s vs Cancer, Greater Philadelphia Chamber of Commerce, Philadelphia Alliance for Capital and Technologies and the Jewish Federation of Greater Philadelphia. Mr. Heller obtained a B.A. from The Pennsylvania State University and a J.D. from Villanova University. We believe Mr. Heller is qualified to serve on our Board due to his extensive leadership and board governance experience.

John Salter has served as a member of our Board since December 2018. Mr. Salter has served as co-founder and partner of The Raine Group, a global merchant bank, since June 2009. Prior to co-founding Raine, from July 2002 to May 2009 he served at UBS, a global investment bank, where he was the Global Head of Digital Media in the Technology, Media and Telecommunications Group. Prior to UBS, Mr. Salter worked in the Internet and New Media Group at Volpe, Brown, Whelan & Co. Mr. Salter has served as a member of the board of directors of Playcast, Inc., a media distribution platform, since January 2024, Play Games 24x7, a leading Indian gaming company, since October 2019, Huuuge Games, a video game developer on mobile devices and PCs, since October 2017 and as an observer for DraftKings, a leading digital sports entertainment and gaming company, from August 2014 to August 2022. Mr. Salter obtained a B.A. from Stanford University. We believe Mr. Salter is qualified to serve on our Board due to his extensive leadership, industry, and board governance experience.

Ben Van de Bunt has served as a member of our Board since March 2019. Since 2013 Mr. Van de Bunt has been an entrepreneur and co-owner of numerous companies including Silver Creek, Paramount Equity, LoanPal, FHR, Inspire Energy, Nestidd, Omni Energy, Good Finch and Rosewood Homes. Before that, Mr. Van de Bunt was Chief Executive Officer and President at Guthy-Renker from 1993 through 2013. He previously served as a member of the board of directors of Houlihan Lokey, Solar City, Guthy-Renker, Inspire Energy, GivePower and St. John’s Hospital. Mr. Van de Bunt obtained a B.A. of the University of California, Los Angeles, and a J.D. from Harvard Law School. We believe Mr. Van de Bunt is qualified to serve on our Board of Directors due to his extensive venture capital, leadership, and board governance experience.

CORPORATE GOVERNANCE

We are committed to continually enhancing our strong corporate governance practices, which we believe helps us sustain our success and build long-term value for our stockholders. Our Board of Directors sets high standards for our employees, officers and directors. Implicit in this philosophy is the importance of sound corporate governance. It is the duty of the Board to serve as a prudent fiduciary for stockholders and to oversee the management of the Company’s business. Our governance structure enables independent, experienced and accomplished directors to provide advice, insight, guidance and oversight to advance the interests of the Company and our stockholders.

Director Independence

New York Stock Exchange (“NYSE”) listing standards require that a majority of our Board be independent. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which, in the opinion of the Board, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, the Board has considered information provided by the directors and management with regard to the business and personal activities, relationships and related party transactions of each director. Our Board has determined that Mmes. Conlin, Frank and Lundy and Messrs. Heller, Mayer and Van de Bunt are “independent directors” as defined in the NYSE listing standards and Mmes. Conlin, Frank and Lundy and Messrs. Mayer and Van de Bunt are “independent directors” as defined in the applicable SEC rules. Our independent directors have regularly scheduled meetings at which only independent directors are present.

Background and experience of directors

Our nominating and corporate governance committee is responsible for reviewing with our Board, on an annual basis, the appropriate characteristics, skills and experience required for the Board of Directors as a whole and its individual members. In evaluating the suitability of individual candidates (both new candidates and current members), the nominating and corporate governance committee, in recommending candidates for election, and the Board of Directors, in approving (and, in the case of vacancies, appointing) such candidates, will take into account many factors, including the following:

•	personal and professional integrity;

•	ethics and values;

•	experience in corporate management, such as serving as an officer or former officer of a publicly held company;

•	experience in the industries in which we compete;

•	experience as a board member or executive officer of another publicly held company;

•	diversity of background and expertise and experience in substantive matters pertaining to our business relative to other board members;

•	conflicts of interest; and

•	practical and mature business judgment.

Role of the board in risk oversight

Our Board has an active role, as a whole and also at the committee level, in overseeing the management of our risks. Our Board is responsible for general oversight of risks and regular review of information regarding our risks, including credit risks, liquidity risks, and operational risks. The compensation committee is responsible for overseeing the management of risks relating to our human capital and executive compensation plans and arrangements. The audit committee is responsible for overseeing the management of risks relating to accounting matters, financial reporting, and cybersecurity. The nominating and corporate governance committee is responsible for overseeing the management of risks associated with the independence of our Board and potential conflicts of interest. Although each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is regularly informed about such risks through discussions from committee members. We believe that our Board’s leadership structure supports effective risk management because it allows independent directors at the board level and on our committees to exercise oversight over management.

Compensation Committee Risk Assessment

Upon evaluation, the compensation committee has determined that the Company’s compensation practices and policies are not reasonably likely to have a material adverse effect on the Company. In making this determination, the compensation committee considered that none of the compensation policies and practices at any business unit carry a significant portion of the Company’s risk profile, has a significantly different compensation structure than other business units, or pays compensation expenses as a significant percentage of the business unit’s revenues.

Board Leadership Structure

The Board of Directors does not have a policy regarding the separation of the roles of the Chief Executive Officer and the Executive Chairman of the Board of Directors, as the Board of Directors believes it is in the best interests of the Company to make that determination based on the position and direction of the Company and the membership of the Board of Directors. The Board of Directors has determined that the Company’s current separation between the Chief Executive Officer and the Executive Chairman is the most appropriate leadership structure for BODi to clearly distinguish the functions of the Board and management. The separation of the Chief Executive Officer and the Executive Chairman allows our Chief Executive Officer to concentrate on operational and strategic issues while the Executive Chairman focuses on governance and Board leadership.

Attendance at Meetings

During the year ended December 31, 2023, our Board of Directors met nine times. Each member of the Board of Directors, other than Ben Van de Bunt, attended at least 75 percent of the meetings of our Board of Directors and the meetings of any of our board committees on which each member of the Board of Directors served that were held during the term of each such director. Our Board of Directors and each of the board committees also acted by way of various unanimous written consents during the year ended December 31, 2023. In addition, the compensation committee, the audit committee and the Board of Directors met, at times, without management present in executive session.

Although we do not have a formal policy regarding attendance by members of our Board of Directors at our Annual Meeting, we encourage our directors to attend. We anticipate that at least a majority of our Board of Directors will attend the Annual Meeting.

Board Committees

Our Board of Directors has established an audit committee, a compensation committee, and a nominating and corporate governance committee. The composition and responsibilities of each committee are described below. Our Board of Directors may also establish from time to time any other committees that it deems necessary or desirable. Members serve on these committees until their resignation or until otherwise determined by our Board of Directors.

The current composition of each board committee is set forth below.

Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Carl Daikeler
Mark Goldston*
Mary Conlin	✓	✓
Kristin Frank		✓	✓
Michael Heller			C
Ann Lundy	C
Kevin Mayer	✓
John Salter			✓
Ben Van de Bunt		C	✓

*	Executive Chairman of the Board
✓	Member
C	Chairperson

Audit committee

Our audit committee consists of Mary Conlin, Ann Lundy and Kevin Mayer, with Ms. Lundy serving as chair. Rule 10A-3 of the Exchange Act and the NYSE rules require that our Audit Committee be composed entirely of independent members. Our Board of Directors has affirmatively determined that Mmes. Conlin and Lundy and Mr. Mayer each meet the definition of “independent director” for purposes of serving on the Audit Committee under Rule 10A-3 of the Exchange Act and the NYSE rules. Each member of our Audit Committee also meets the financial literacy requirements of NYSE listing standards. In addition, our Board of Directors has determined that Ms. Lundy qualifies as an “audit committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation S-K. Our audit committee held four meetings in 2023.

Our audit committee is responsible for, among other things:

•	selecting and hiring our independent auditors, and approving the audit and non-audit services to be performed by our independent auditors;

•	assisting the Board of Directors in evaluating the qualifications, performance, and independence of our independent auditors;

•	assisting the Board of Directors in monitoring the quality and integrity of our financial statements and our accounting and financial reporting;

•	assisting the Board of Directors in monitoring our compliance with legal and regulatory requirements;

•	assisting the Board of Directors in monitoring the performance of our internal audit function;

•	overseeing the management of risks relating to accounting matters, financial reporting, and cybersecurity;

•	reviewing with management and our independent auditors our annual and quarterly financial statements;

•

establishing procedures for the receipt, retention, and treatment of complaints received by us regarding accounting, internal accounting controls, or auditing matters and the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters; and

•	preparing the audit committee report that the rules and regulations of the SEC require to be included in our annual proxy statement.

Our audit committee also reviews the related party transaction policy described under “Certain Relationships and Related Party Transactions.” Our audit committee operates under a written charter which is available on our website at https://investors.thebeachbodycompany.com/governance/governance-documents.

Compensation committee

Our compensation committee consists of Mary Conlin, Kristin Frank, and Ben Van de Bunt, with Mr. Van de Bunt serving as chair. Our Board of Directors has determined that each of the compensation committee members is a non-employee member of our Board of Directors as defined in Rule 16b-3 under the Exchange Act and an outside director as that term is defined in Section 162(m) of the Internal Revenue Code (the “Code”). The composition of our compensation committee meets the requirements for independence under the current NYSE rules and current SEC rules and regulations. Decisions regarding the compensation of our executive officers have historically been made by the compensation committee. Our compensation committee held seven meetings in 2023.

The compensation committee is responsible for, among other things:

•

reviewing and approving corporate goals and objectives relevant to the compensation of our chief executive officer, evaluating our chief executive officer’s performance in light of those goals and objectives, and, either as a committee or together with the other independent directors (as directed by the Board of Directors), determining and approving our chief executive officer’s compensation level based on such evaluation;

•

reviewing and approving, or making recommendations to the Board of Directors with respect to, the compensation of our other executive officers, including annual base salary, bonus and equity-based incentives, and other benefits;

•	reviewing and recommending the compensation of our directors;

•	reviewing and discussing annually with management our “Compensation Discussion and Analysis” disclosure when required by SEC rules;

•	preparing the compensation committee report required by the SEC to be included in our annual proxy statement; and

•	reviewing and making recommendations with respect to our equity compensation plans.

Our compensation committee operates under a written charter which is available on our website at https://investors.thebeachbodycompany.com/governance/governance-documents.

Nominating and corporate governance committee

Our nominating and corporate governance committee consists of Kristin Frank, Michael Heller, John Salter and Ben Van de Bunt, with Mr. Heller serving as chair. Our nominating and corporate governance committee held four meetings in 2023.

The nominating and corporate governance committee is responsible for, among other things:

•	assisting our Board of Directors in identifying prospective director nominees and recommending nominees to the Board of Directors;

•	overseeing the evaluation of the Board of Directors and management;

•	reviewing developments in corporate governance practices and developing and recommending a set of corporate governance guidelines; and

•	recommending members for each committee of our Board of Directors.

Our nominating and corporate governance committee operates under a written charter which is available on our website at https://investors.thebeachbodycompany.com/governance/governance-documents.

Controlled company exemption

Carl Daikeler, our Chief Executive Officer, beneficially owns 94.4% of the Company’s Class X Common Stock and controls a majority of the voting power of all outstanding capital stock of the Company. As a result, the Board has determined the Company is a “controlled company” within the meaning of corporate governance standards of the NYSE. Under these corporate governance standards, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance standards, including the requirements (1) that a majority of its board of directors consist of independent directors, (2) that its board of directors have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities and (3) that its board of directors have a nominating and corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities. We have elected to take advantage of the exemptions pertaining to the independence of our Board’s nominating and corporate governance committee. If we cease to be a “controlled company” and our shares continue to be listed on the NYSE, we will be required to comply with all applicable NYSE corporate governance standards and, depending on the Board’s independence determination with respect to its then-current directors, we may be required to add additional directors to the Board in order to achieve such compliance within the applicable transition periods.

Compensation committee interlocks and insider participation

None of our executive officers currently serves, or has served during the last completed fiscal year, as a member of the board of directors or compensation committee (or other committee performing equivalent functions) of any entity that has one or more executive officers serving on our Board of Directors or compensation committee.

The Company’s Director Nomination Process

As indicated above, our nominating and corporate governance committee oversees the director nomination process. This committee is responsible for assisting the Board of Directors in establishing minimum qualifications for director nominees, including qualities and skills that members of our Board of Directors are expected to possess. Under our nominating and corporate governance committee charter, these criteria include the following:

•	personal and professional integrity;

•	ethics and values;

•	experience in corporate management, such as serving as an officer or former officer of a publicly held company;

•	experience in the industries in which we compete;

•	experience as a board member or executive officer of another publicly held company;

•	diversity of background and expertise and experience in substantive matters pertaining to our business relative to other board members;

•	conflicts of interest; and

•	practical and mature business judgment.

Our nominating and corporate governance committee identifies and evaluates individuals qualified to become members of our Board of Directors. Our nominating and corporate governance committee then recommends that our Board of Directors select the director nominees for the election at the next annual meeting of stockholders, or to fill vacancies on our Board of Directors occurring between annual meetings of the stockholders.

We believe it is important to have an appropriate mix of diversity for the optimal functionality of the Board of Directors. Our nominating and corporate governance committee charter requires that the committee consider each candidate’s qualities and skills and our nominating and corporate governance committee considers each candidate’s background, diversity, ability, judgment, skills and experience in the context of the needs and current make-up of the Board of Directors when evaluating director nominees. The Board of Directors believes it is important for each member of the Board of Directors to possess skills and knowledge in the areas of leadership of large, complex organizations; finance; strategic planning; laws and regulations; government relations; and relevant industries, especially the ecommerce space. These considerations help ensure that the Board of Directors as a whole has the appropriate mix of diversity, characteristics, skills and experiences for the optimal functioning of the Board of Directors in its oversight of our Company. As part of its periodic self-assessment process, the nominating and corporate governance committee reviews and evaluates its performance, including overall composition of the Board of Directors and the criteria that it uses for selecting nominees in light of the specific skills and characteristics necessary for the optimal functioning of the Board of Directors in its oversight of our Company. The nominating and corporate governance committee considers all of the criteria described above, including the candidate’s diversity, in identifying and selecting nominees and in the future may establish additional minimum criteria for nominees.

The nominating and corporate governance committee will consider nominees for the Board of Directors who are recommended by stockholders who meet the eligibility requirements for submitting stockholder proposals for inclusion in the Company’s next proxy statement. If an eligible stockholder wishes to recommend a nominee, he or she should submit such recommendation in writing to the Chair, nominating and corporate governance committee, c/o Corporate Secretary, Jonathan Gelfand, The Beachbody Company, Inc., 400 Continental Blvd., Suite 400, El Segundo, California 90245, by the deadline for stockholder proposals set in accordance with the Company’s amended and restated bylaws and set forth in Item 5.08 of the Company’s Current Report on Form 8-K filed with the SEC on February 13, 2024, specifying the information required by the nominating and corporate governance committee charter. All such recommendations will be brought to the attention of the nominating and corporate governance committee, and the nominating and corporate governance committee shall evaluate such director nominees in accordance with the same criteria applicable to the evaluation of all director nominees.

General Nomination Right of All Stockholders. Any stockholder may nominate one or more persons for election as a director at an annual meeting of stockholders if the stockholder complies with the notice, information and consent provisions contained in our Amended and Restated Bylaws (our “Bylaws”). In order for a stockholder’s director nomination to be timely, the stockholder must deliver written notice to our secretary not later than the close of business on the ninetieth (90th) day, nor earlier than the one hundred-twentieth (120th) day, prior to the anniversary date of the immediately preceding annual meeting; provided, however, that in the event that no annual meeting was held in the previous year or the annual meeting is called for on a date that is not more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder must be so received not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the date on which public announcement of the date of such meeting is first made. Such notification must contain the written consent of each proposed nominee to serve as a director if so elected and all other information required in Section 2.5 of our Bylaws.

Director Compensation

The information contained in “2023 Director Compensation” is incorporated herein by reference.

Stockholder Engagement

Management and directors engage with our stockholders throughout the year in a variety of forums. Our interactions cover a broad range of governance and business topics, including proxy access, board elections, compensation practices, peer group composition and business strategy. Our engagement activities and meaningful exchanges to which we have been exposed provide us with a valuable understanding of our stockholders’ perspectives and an opportunity to share views with them. We look forward to maintaining an open line of dialogue with our stockholders.

We encourage you to visit the Governance area of the “Investors” section of our website (https://investors.thebeachbodycompany.com/governance/governance-documents) where you will find detailed information about our corporate governance practices and policies, including our nominating and corporate governance committee charter.

Communications with Directors

Interested parties, including stockholders who would like to send communications to our Board of Directors, any board committee or to any individual director may do so by submitting such communications to Corporate Secretary, Jonathan Gelfand, The Beachbody Company, Inc., 400 Continental Blvd., Suite 400, El Segundo, California 90245. We suggest, but do not require, that such submissions include the name and contact information of the interested party making the submission and a description of the matter that is the subject of the communication. Mr. Gelfand will then distribute such information to our Board of Directors for review. Communications received by the Company may be reviewed by Mr. Gelfand to ensure appropriate and careful review of the matter.

Code of Ethics and Conduct

We have adopted a code of ethics and business conduct that applies to all employees, including employees of our subsidiaries, as well as each member of our Board of Directors. The code of ethics and business conduct is available at our website at https://investors.thebeachbodycompany.com/governance/governance-documents.

We intend to satisfy any disclosure requirement under Item 5.05 of Form 8-K regarding an amendment to, or waiver from, a provision of this code of ethics by posting such information on our website, at the address specified above.

Corporate Governance Guidelines

We have adopted a set of corporate governance guidelines to assist the Board in the exercise of its responsibilities and to serve the interests of the Company and its stockholders. The corporate governance guidelines is available at our website at https://investors.thebeachbodycompany.com/governance/governance-documents.

PRE-APPROVAL OF SERVICES BY INDEPENDENT REGISTERED ACCOUNTING FIRM

The audit committee pre-approves all audit, audit-related, tax, and other services performed by our independent auditors. The audit committee pre-approves specific categories of services up to pre-established fee thresholds. Unless the type of service had previously been pre-approved, the audit committee must approve that specific service before the independent auditors may perform it. In addition, separate approval is required if the amount of fees for any pre-approved category of service exceeds the fee thresholds established by the audit committee. The audit committee has delegated to the chair of the committee pre-approval authority with respect to permitted services, provided that the chair must report any pre-approval decisions to the committee at its next scheduled meeting. All fees described below were pre-approved by the audit committee.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

✓

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2024.

The audit committee is directly responsible for the appointment, compensation, retention and oversight of the independent external audit firm retained to audit the Company’s financial statements. As a matter of good corporate governance, we are asking the stockholders to ratify the selection of Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm for the year ending December 31, 2024.

Stockholders are not required to ratify the appointment of Deloitte as our independent registered public accounting firm. If stockholders fail to ratify the appointment, the audit committee will consider whether or not to retain Deloitte. Even if the appointment is ratified, the audit committee may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

Representatives of Deloitte will be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

Change in Independent Registered Public Accounting Firm

As disclosed in our Current Report on Form 8-K filed with the SEC on April 14, 2023, in connection with a competitive process to determine the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023, on April 11, 2023, the audit committee dismissed Ernst & Young LLP (“EY”) as our independent registered public accounting firm effective as of that date and approved the engagement of Deloitte & Deloitte as our independent registered public accounting firm for the fiscal year-ended December 31, 2023. On April 11, 2023, the audit committee approved the engagement of Deloitte as our independent registered public accounting firm, replacing EY, our prior independent registered public accounting firm.

Other than the material weaknesses described below, the audit reports of EY on the Company’s consolidated financial statements for each of the two years ended December 31, 2022, did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. During the fiscal years ended December 31, 2022 and 2021 and in the subsequent interim period through April 11, 2023, there were no “disagreements” (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) with EY on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of EY, would have caused EY to make reference to the subject matter of the disagreement in connection with EY’s report.

During the fiscal years ended December 31, 2022 and 2021 and in the subsequent interim period through April 11, 2023, there were no “reportable events” (as defined under Item 304(a)(1)(v) of Regulation S-K), except that, as previously reported in Part II, Item 9A of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, the Company identified material weaknesses in internal control over financial reporting that existed as of December 31, 2022. For the Company’s information technology general controls (“ITGCs”) over information systems and applications that are relevant to the preparation of the consolidated financial statements, the Company did not maintain (i) sufficient user access controls to ensure appropriate segregation of duties and to restrict access to financial applications, programs and data to only authorized users, and (ii) program change management controls to ensure that information technology program and data changes affecting financial information technology applications and underlying accounting records are appropriately authorized and implemented. Business process controls that are dependent on the ITGCs, or that rely on data produced from systems impacted by the ineffective ITGCs, were also deemed ineffective. The Company also did not maintain effective controls over its impairment analyses for goodwill and long-lived assets as sufficient contemporaneous documentation was retained to demonstrate the operation of review controls over the forecasts used in developing estimates of fair value. The material weaknesses as previously reported in Part II, Item 9A of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, in connection with our assessment of the effectiveness of internal control over financial reporting as of December 31, 2022, have been remediated.

We provided EY with a copy of the disclosure we made in our Current Report on Form 8-K and requested that EY furnish us with a copy of their letter addressed to the SEC stating whether EY agrees with the statements made therein. A copy of EY’s letter, dated April 14, 2023, was filed as Exhibit 16.1 to our Current Report on Form 8-K filed with the SEC on April 14, 2023.

Principal Accountant Fees and Services

The following table presents the fees for professional audit services rendered by Deloitte and fees billed for other services rendered by Deloitte for the year ended December 31, 2023. There were no fees for professional audit services rendered or fees billed for other services rendered by Deloitte for the year ended December 31, 2022.

2023
Audit Fees(1)	$1,870,000
Audit Related Fees(2)	—
Tax Fees(3)	198,438
All Other Fees	—

Total	$2,068,438

(1)

Audit Fees consist of fees for audit services primarily related to the audit of our annual consolidated financial statements; the review of our quarterly consolidated financial statements; Form S-1s, Form S-3 and Form S-8s filings and associated comfort letters and consents; and other regulatory filings.

(2)	Audit Related Fees consist of fees for assurance and related services that are reasonably related to the performance of the audit or review of the financial statements but not listed as “Audit Fees.”
(3)	Tax Fees consist of fees for tax compliance and permissible tax consulting services.

Required Vote

Adoption of this proposal requires the affirmative vote of the majority of the votes cast (meaning the number of shares voted “for” a proposal must exceed the number of shares voted “against” such proposal). Abstentions and broker non-votes are not considered votes cast for the foregoing purpose, and will have no effect on the vote for this proposal.

Recommendation of the Board of Directors

Our Board of Directors unanimously recommends that the stockholders vote FOR the ratification of Deloitte as the Company’s independent registered public accounting firm for the year ending December 31, 2024.

Ratification of independent registered public accounting firm	✓	OUR BOARD RECOMMENDS YOU VOTE “FOR” THE RATIFICATION OF DELOITTE

AUDIT COMMITTEE REPORT

Our audit committee currently consists of three directors. Mmes. Conlin and Lundy, and Mr. Mayer are each, in the judgment of the Board of Directors, an independent director. The audit committee acts pursuant to a written charter that has been adopted by the Board of Directors. A copy of the charter is available on the investor relations section of the Company’s website.

The audit committee oversees the Company’s financial reporting process on behalf of the Board of Directors. The audit committee is responsible for retaining the Company’s independent registered public accounting firm, evaluating its independence, qualifications and performance, and approving in advance the engagement of the independent registered public accounting firm for all audit and non-audit services. The audit committee’s specific responsibilities are set forth in its charter. The audit committee reviews its charter at least annually.

Management has the primary responsibility for the financial statements and the financial reporting process, including internal control systems, and procedures designed to ensure compliance with applicable laws and regulations. Deloitte & Touche LLP, the Company’s independent registered public accounting firm during the year ended December 31, 2023, was responsible for expressing an opinion as to the conformity of the Company’s audited financial statements with generally accepted accounting principles.

The audit committee has reviewed and discussed with management the Company’s audited financial statements. The audit committee has also discussed with Deloitte & Touche LLP, the Company’s independent registered public accounting firm during the year ended December 31, 2023, all matters that it was required to communicate and discuss with the audit committee, including the applicable requirements of the Public Company Accounting Oversight Board (PCAOB) and the SEC. In addition, the audit committee has met with Deloitte & Touche LLP, with and without management present, to discuss the overall scope of its audit, the results of its audit, discuss internal control matters and to review critical accounting policies and estimates.

The audit committee has received the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the PCAOB regarding its communications with the audit committee concerning independence and has discussed with Deloitte & Touche LLP its independence.

Based on the review and discussions referred to above, the audit committee recommended to the Board of Directors that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2023.

The audit committee and the Board of Directors have recommended the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2024

AUDIT COMMITTEE

Ann Lundy (Chair)

Mary Conlin

Kevin Mayer

Members of the Audit Committee

This report of the audit committee does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other filing under the Securities Act of 1933 or Securities Exchange Act of 1934, unless specifically provided otherwise in such filing.

EXECUTIVE OFFICERS

Below is biographical information for each of our current executive officers as of April 24, 2024, other than Carl Daikeler and Mark Goldston (whose biographical information is shown under “Proposal 1: Election of Nine Directors” on page 6. Each executive officer serves at the discretion of the Board of Directors and the Chief Executive Officer.

Name	Age	Position
Carl Daikeler	60	Co-Founder and Chief Executive Officer
Mark Goldston	69	Executive Chairman
Michael Neimand	59	President, Beachbody
Marc Suidan	51	Chief Financial Officer
Kathy Vrabeck	60	Chief Operating Officer

Michael Neimand has served as President, Beachbody since 2016 and is responsible for our direct selling division, and the direct selling division’s international expansion efforts. Mr. Neimand joined Beachbody in 2006 and has held various positions including Executive Vice-President. Prior to Beachbody, he served as Vice President of Sales and Initiatives at Herbalife and was at the company from 1995 through 2006 and also worked at BAE Systems, a global defense, security and aerospace company. Mr. Neimand obtained a B.A. from the University of California, Los Angeles.

Marc Suidan has served as our Chief Financial Officer since May 2022. Prior to Beachbody, Mr. Suidan served as a Partner at PricewaterhouseCoopers since 2011 and served as its Global Tech, Media and Telecom M&A Leader. Prior to PricewaterhouseCoopers, he served as Co-Founder and chief financial officer of several startups. Mr. Suidan obtained a Bachelor of Management from McGill University, an MBA from the Kellogg School of Management at Northwestern University and is an active chartered professional accountant in Canada.

Kathy Vrabeck has served as our Chief Operating Officer since April 2022 after serving as our Chief Strategy Officer from April 2021 to April 2022. Prior to BODi, from October 2015 to April 2021 Ms. Vrabeck served as a Senior Client Partner at Korn Ferry, a global talent and organizational advisory firm, where she led Korn Ferry’s Consumer Digital sector. Prior to joining Korn Ferry in October 2015, she was a Partner at Heidrick & Struggles International, Inc., an executive search firm, where she served as both Global Sector Leader of their Media, Entertainment and Digital practice and partner-in-charge of the Los Angeles office. Prior to Heidrick & Struggles, Ms. Vrabeck held a number of leadership positions in digital media companies, including President, Legendary Digital at Legendary Entertainment from March 2009 to March 2011 where she was responsible for the creation, management and delivery of digital entertainment, with a focus on video games. From May 2007 to November 2008, Ms. Vrabeck was with Electronic Arts, Inc., a developer, marketer, publisher and distributor of video games, where she served as President, EA Casual Entertainment. Prior to that, Ms. Vrabeck held executive roles at Activision, Inc. from August 1999 to April 2006, including President, Activision Publishing, as well as a decade in CPG brand management and general management roles. Ms. Vrabeck serves as Chair of the board of directors of MediaAlpha, Inc., a public company specializing in end customer acquisition for insurance carriers, and as a member of the board of directors of Schwazze. Ms. Vrabeck received a B.A. in French and economics from DePauw University and an M.B.A. from Indiana University.

COMPENSATION DISCUSSION AND ANALYSIS

General

In this Compensation Discussion and Analysis, we provide an overview and analysis of the compensation awarded to or earned by our named executive officers identified in the Summary Compensation Table below (each, an “NEO”) during fiscal 2023, including the elements of our compensation program for NEOs, material compensation decisions made under that program for fiscal 2023 and the material factors considered in making those decisions. Our NEOs for the year ended December 31, 2023 were:

Carl Daikeler, Co-Founder and Chief Executive Officer;

Mark Goldston, Executive Chairman;

Marc Suidan, Chief Financial Officer;

Michael Neimand, President, Beachbody; and

Kathy Vrabeck, Chief Operating Officer.

Effective June 15, 2023, Mr. Goldston was appointed as our Executive Chairman and commenced employment with our Company.

Executive Summary

2023 Highlights

Following are some of our key 2023 operational and financial highlights of our performance:

•	Total revenue decreased 24% to $527.1 million compared to 2022.

•	Operating loss improved by $62.2 million to $141.0 million compared to an operating loss of $203.2 million in 2022.

•	Net loss was $152.6 million compared to a net loss of $194.2 million in 2022.

•	Adjusted EBITDA was ($8.7) million compared to ($23.3) million in 2022.

•

Cash used in operating activities was $22.5 million compared to $47.2 million in 2022, and cash used in investing activities was $10.8 million compared to $26.5 million in 2022. Total cash used in operating and investing activities was $33.4 million compared to $73.7 million in 2022.

1	See supplemental disclosure regarding non-GAAP financial information on Annex A.

The chart below summarizes the various elements of our executive compensation program and their purpose. Further detail on each of these compensation elements is provided in the sections that follow.

	Objective	Type of Compensation	Key Features	2023 Actions Taken
Base Salary	• Provides fixed pay that attracts and retains talented executives in a competitive market, recognizes individual roles and level of responsibilities, and provides stable income	Cash	• Reflects individual skills, experience, responsibilities and performance over time, as well as market practice	• With the exception of Mr. Daikeler whose base salary was restored from $1 to $850,000 in 2023, the 2023 base salary for each of our NEOs was not changed from fiscal year 2022

Short-Term Incentive—Annual Incentive Plan

•  Motivates and retains employees and align incentives to near-term company objectives

•  Promotes and reinforces the attainment of annual performance objectives and rewards executives for their contributions toward achieving those objectives

		Cash and/or Equity	• Performance-based reward tied to achievement of annual corporate financial performance targets

•  The target bonus opportunities for each of our NEOs in 2023 was not increased or changed from fiscal year 2022

•  The performance goals under our 2023 bonus program were not met and, accordingly, no bonuses were paid to our NEOs under the 2023 program

Long-Term Incentives	• Aligns executives’ interests with our stockholders’ interests, emphasizes long-term performance, and helps retain executive talent • Promotes retention and enhances executive stock ownership	Equity	• Links value to stock price appreciation and directly aligns with stockholders’ interests

•  Messrs. Suidan and Neiman and Ms. Vrabeck received an award of options and restricted stock units covering shares of our Common Stock (“RSUs”) in 2023

•  Mr. Goldston received a one-time “sign on” award of time- and performance-vesting stock options in connection with his hiring

	Objective	Type of Compensation	Key Features	2023 Actions Taken
Severance Protections	• Aids in attracting and retaining executive talent and helps executives to remain focused and dedicated during potential transition periods due to a change in control	Benefit

•  Facilitates an orderly transition in the event of management changes

•  Helps ensure NEOs remain focused on creating sustainable performance in case of personal uncertainties or risk of job loss

•  Provides confidentiality, non-competition, non-solicitation and non-disparagement protections

• No changes in 2023

Other Benefits	• Provide programs for employees to pursue physical and financial wellbeing through retirement and health and welfare benefits • We also provide certain other perquisites to our NEOs	Benefit	• Broad-based benefits available to all employees • Some executive perquisites	• No changes in 2023

Compensation Governance and Best Practices.

We are committed to having strong governance standards with respect to our compensation programs, procedures and practices. Our key compensation practices include the following:

What We Do	What We Do Not Do
✓ Emphasize performance-based, at-risk compensation.	× Do not guarantee annual salary or target bonus increases.

✓ Emphasize the use of equity compensation to promote executive retention and reward long-term value creation.	× Do not grant uncapped cash incentives or guaranteed equity compensation.

✓ Weight the overall pay mix towards incentive compensation for senior executives.	× Do not provide significant or excessive perquisites.

✓ Engage an independent compensation consultant to advise our Compensation Committee.	× Do not maintain any defined benefit pension plans or supplemental executive retirement plans.

✓ Evaluate benchmarked compensation data in compensation decision making process.	× Do not provide single-trigger payments or benefits upon a change in control.

✓ Link our short-term annual bonus program to pre-established financial performance objectives. ✓ Maintain a clawback policy.	× Do not provide any tax gross-ups to cover excise taxes under Section 4999 in connection with a change in control.

Stockholder Advisory Vote on Executive Compensation

At our 2023 Annual Meeting of stockholders, our stockholders voted in a non-binding, advisory vote to approve the compensation of our NEOs (“Say-on-Pay Vote”), with 99% of the shares cast voting for approval. Our Compensation Committee reviewed the result of this Say-on-Pay Vote, and, in light of the approval by a substantial majority of our stockholders of the compensation programs described in our 2023 proxy statement, did not implement any significant changes to our executive compensation program as a result of the vote. At our 2023 Annual Meeting of stockholders, our stockholders voted in a non-binding advisory vote in favor of having a Say-On-Pay Vote once every year. Consistent with the stated preference of a majority of our stockholders, our next advisory vote on our NEOs’ compensation (after the Say-On-Pay Vote held at this Annual Meeting) will be held at our 2025 Annual Meeting of stockholders.

Executive Compensation Objectives and Philosophy

The key objective of our executive compensation program is to motivate and reward our executives to drive the Company’s short- and long-term financial and strategic business performance in order to maximize long-term stockholder value. Specifically, our executive compensation philosophy is to have a compensation program that:

•	Motivates and incentivizes executives to achieve the Company’s financial and strategic business objectives through the use of variable/at-risk compensation plans;

•	Aligns actual/earned compensation levels with the Company’s achievement of its key business objectives and creation of long-term stockholder value;

•	Attracts and retains key executive-level talent to lead and execute on business strategy; and

•	Offers total compensation opportunities to executives that, while competitive, are internally consistent and fair.

Our compensation philosophy is supported by the pay strategy, which is based on two primary guiding principles: (1) provide a mix of fixed and at-risk compensation to attract and retain key talent who thrive in a results-driven environment, and (2) set competitive pay levels to effectively attract and retain key talent. While external market data will be used as a reference point in setting pay levels, executives are not targeted to a certain market percentile positioning; instead, executives may be compensated above or below the market median based on several internal and external factors including their respective role and responsibilities, contribution to the organization, individual performance and potential, experience in the role, internal equity, Company performance and external market data, as described further below under “—Determination of Executive Compensation”.

Determination of Executive Compensation

Role of Compensation Committee and Executive Officers

The Compensation Committee is responsible for establishing and overseeing our executive compensation programs and we expect that the Compensation Committee will annually review and determine the compensation to be provided to our NEOs, including with respect to our Chief Executive Officer.

Consistent with our compensation philosophy, in setting executive compensation, the Compensation Committee will consider a number of factors, including the recommendations of our Chief Executive Officer and Executive Chairman (other than with respect to the Chief Executive Officer’s and Executive Chairman’s own compensation) and our People team, current and past total compensation, competitive market data and analysis provided by the Compensation Committee’s independent compensation consultant, Company performance and each executive’s impact on performance, each executive’s relative scope of responsibility and potential, each executive’s individual performance and demonstrated leadership, and internal equity pay considerations.

Role of Compensation Consultant

In order to design a competitive, public company executive compensation program that will continue to attract top executive talent and reflect our compensation philosophy, our Compensation Committee retained ClearBridge Compensation Group, LLC as an independent compensation consultant (the “Compensation Consultant”). The Compensation Consultant provides executive compensation advisory services, helps evaluate our compensation philosophy and objectives and provides guidance in administering our executive compensation program.

In 2022, we developed a peer group with our Compensation Consultant in structuring our executive compensation program for fiscal year 2023. We have selected the peer group companies based on a combination of relevant factors, including company size (as measured by revenue), market capitalization, and industry, with a focus on fitness/lifestyle companies, health and wellness companies, and other related technology-focused and/or media and entertainment companies. At the time the peer group was set, BODi’s annual revenue approximated the 50th percentile of the peer group revenue. This peer group was used for our 2023 compensation program decisions, and the Compensation Committee expects to review the relevance of the peer group on an annual basis and determine if any future modifications are necessary at that time. The following peer group was used to inform 2023 compensation decisions:

BellRing Brands	BowFlex(1)	Stitch Fix
Blue Apron Holdings	NewAge	The Simply Good Foods Company
Freshpet	Planet Fitness	USANA Health Sciences
Medifast	Prestige Consumer Healthcare	World Wrestling Entertainment
Nature’s Sunshine Products	Shutterstock	WW International

(1)	Formerly named Nautilus, rebranded to BowFlex on November 1, 2023.

As mentioned above, the Compensation Committee does not benchmark any compensation element to a specific percentile, and instead uses the full market range of the peer group benchmarked data as a reference point in setting pay levels.

Elements of Compensation

Base Salary

The base salaries of our NEOs are an important part of their total compensation package, and are intended to reflect their respective positions, duties and responsibilities. Base salaries provide our NEOs with a reasonable degree of financial certainty and stability. Our Compensation Committee annually reviews and determines the base salaries of our executives and evaluates the base salaries of newly hired executives at the time of hire.

At Mr. Daikeler’s request, Mr. Daikeler’s annual base salary was decreased in November 2021 from $850,000 to $1.00 per year. Due to the substantial achievement of cost savings for the Company during calendar year 2022 and unwavering focus on return to profitability, on December 28, 2022, the Compensation Committee determined to restore Mr. Daikeler’s annual base salary to $850,000, effective as of January 1, 2023.

The base salaries for our other NEOs in 2023 were not changed from fiscal year 2022. Mr. Goldston does not receive any cash compensation for his service as Executive Chairman. Our NEOs’ annual base salaries as of December 31, 2023 are as follows:

Named Executive Officer	2023 Annualized Base Salary
Carl Daikeler	$850,000
Mark Goldston	—
Marc Suidan	$525,000
Michael Neimand	$550,000
Kathy Vrabeck	$525,000

The actual 2023 base salaries paid to our NEOs are set forth in the column entitled “Salary” in the “Summary Compensation Table” below.

Cash Incentive Compensation

Annual Bonus Program

We consider annual incentive bonuses to be an important component of our total compensation program by providing incentives necessary to motivate our executive officers to achieve our key short-term business objectives. The Company currently maintains an annual bonus program in which certain eligible employees, including certain of our NEOs, participate. Under the program, each participating NEO is eligible to receive an annual performance-based bonus based on a specified target annual bonus award amount, expressed as a percentage of the NEO’s base salary.

The target bonus opportunities were determined by our Compensation Committee by considering each NEO’s role and responsibilities at our Company, and were not changed from fiscal year 2022. The NEOs’ target bonus opportunities under our 2023 annual bonus program were as follows. Mr. Goldston does not receive any cash compensation for his service as Executive Chairman and, therefore, was not eligible to participate in our 2023 bonus program.

Named Executive Officer	Target Percentage
Carl Daikeler	100%
Mark Goldston	—
Marc Suidan	75%
Michael Neimand	66.67%
Kathy Vrabeck	75%

Under the 2023 bonus program, the incentive bonuses were to be earned based upon the achievement of pre-determined Pre-Bonus EBITDA and Revenue (each, as defined below) goals. In the Compensation Committee’s discretion, bonuses under the 2023 program could be paid in cash, fully vested RSUs or options, or a combination thereof. Any bonus payouts were also subject to satisfying lender covenant requirements, such as minimum cash requirements, at the time of payout.

Under the 2023 bonus program, participants were eligible to receive a percentage of the participant’s target bonus opportunity, ranging from 0% to 150%, based on the level at which the performance goal was achieved, as set forth in the following table:

Performance Level	Pre-Bonus EBITDA Performance (1)	Revenue Performance (2)		% Target Bonus Payout (3)
Threshold	$18 million		$613 million	75%
Target	$23 million		$659 million	100%
Maximum	≥ $33 million	≥	$705 million	150%

(1)

Pre-Bonus EBITDA generally is calculated as net income (loss) adjusted for cash performance bonuses, impairment of goodwill and intangible assets, depreciation and amortization, amortization of capitalized cloud computing implementation costs, amortization of content assets, interest expense, income taxes, equity-based compensation, inventory net realizable value adjustment, transaction costs, restructuring expense, change in fair value of warrant liabilities, and other items that are not normal, recurring, operating expenses necessary to operate the Company’s business.

(2)

Revenue includes revenue from digital subscriptions, nutritional supplement subscriptions, one-time nutritional sales, connected fitness products, access to our online Partner business management platform, preferred customer program memberships and other fitness-related products.

(3)

If actual performance falls below “threshold” performance level, the target bonus payout will be 0%. If actual performance falls between the “threshold” and “target” performance levels or between the “target” and “maximum” performance levels, the percentage of such performance goal that is earned will be determined by using linear interpolation as between the applicable levels.

In 2023, our actual Pre-Bonus EBITDA achieved was ($8.7) million and our actual Revenue achieved was $527.1 million, which were below the “threshold” performance levels. Therefore, our Compensation Committee determined that the performance goals were not attained and no bonuses were awarded to the NEOs for 2023.

Other Cash Compensation

All of our full-time employees, including certain of the NEOs, are eligible to receive annual service-based anniversary bonuses, based on length of service with the Company in an amount equal to $100 for each year of service. The actual anniversary bonuses awarded to our NEOs in 2023 are set forth below in the Summary Compensation Table in the column entitled “Bonuses.”

Equity-Based Long-Term Incentive Awards

We view equity-based compensation as a critical component of our balanced total compensation program. Equity-based compensation creates an ownership culture among our employees that provides an incentive to contribute to the continued growth and development of our business and aligns the interests of executives with those of our stockholders.

Our Compensation Committee believes it is essential to provide equity-based compensation to our executive officers in order to link the interests and risks of our executive officers with those of our stockholders, reinforcing our commitment to ensuring a strong linkage between company/stock price performance and pay, and to promote retention.

In 2023, as part of our annual equity award program, we granted Messrs. Suidan and Neimand and Ms. Vrabeck an award of options and RSUs. In addition, in connection with his hiring, Mr. Goldston was granted an award of stock options (as discussed below). Mr. Daikeler elected not to receive equity compensation given his existing ownership. The number of shares of our Common Stock subject to each award was determined based on an assessment of individual and Company performance, share usage and resulting shareholder dilution, desire to retain and motivate the executive officers, as well as the results of the peer analysis.

On November 21, 2023, we effected a 1-for-50 reverse stock split of our issued and outstanding Common Stock. The reverse stock split did not change the authorized number of shares or the par value of our Common Stock or preferred stock, but did effect a proportional adjustment to the number of common stock outstanding, the per share exercise price and the number of shares of Common Stock issuable upon the exercise of outstanding stock options, the number of shares of common stock issuable upon the vesting of RSUs and the number of shares of Common Stock available for issuance under the Employee Stock Purchase Plan (the “ESPP”), 2021 Incentive Award Plan (the “2021 Plan”) and our Employment Inducement Incentive Award Plan (the “Inducement Plan”). All equity awards granted prior to November 21, 2023 that are disclosed below have been adjusted to reflect the 1-for-50 reverse stock split.

Annual Equity Awards

The total number of shares subject to the awards granted in 2023 as part of our annual equity award program are set forth in the table below.

Named Executive Officer	Number of Shares Underlying Stock Options	Number of RSUs
Carl Daikeler	—	—
Mark Goldston	—	—
Marc Suidan	10,000	10,000
Michael Neimand	10,000	10,000
Kathy Vrabeck	10,000	10,000

The awards granted to Messrs. Suidan and Neimand and Ms. Vrabeck vest and (as applicable) become exercisable with respect to 25% of the shares underlying the award on each of the first four anniversaries of the applicable grant date, subject to continued employment through the applicable vesting date.

The Compensation Committee considered alternative vehicles/approaches for the 2023 annual equity award program (including performance-vesting awards), and ultimately decided to award 50% stock options and 50% RSUs for the annual equity grants given the stock price volatility and difficulty in setting long-term performance goals. In deciding to grant stock options, the Compensation Committee also recognized that stock options directly incentivize shareholder value creation going forward. Introducing RSUs to the equity mix for the NEOs also ensures a portion of the grant retains value in all stock price scenarios, enhancing the retentive value of the 2023 annual equity award program, while recognizing the value of the RSUs directly tracks with stock price performance. The Compensation Committee will continue to evaluate the program design and vehicles on an annual basis.

Goldston Sign-On Option

On June 15, 2023, in connection with entering into his employment offer letter, Mr. Goldston was granted a stock option under the Inducement Plan, covering an aggregate of 477,661 shares of the Company’s Class A Common Stock (the “Goldston Option”). Of this amount, 159,221 shares subject to the Goldston Option will vest and become exercisable based on continued service (the “Time-Vesting Shares”) and 318,440 shares will vest and become exercisable based on the attainment of applicable performance goals and continued service (the “Performance-Vesting Shares”).

The Time-Vesting Shares will vest and become exercisable with respect to 25% of the Time-Vesting Shares subject to the Goldston Option on each of the first four anniversaries of June 15, 2023, subject to Mr. Goldston’s continued service through the applicable vesting date.

As mentioned above, the Performance-Vesting Shares will vest and become exercisable based on both (1) the achievement of pre-determined price per share goals and (2) Mr. Goldston’s service through the applicable vesting date. A number of the Performance-Vesting Shares will become “earned” based on the achievement of applicable price per share goals (the “Price Per Share Goals”) set forth in the following table. Any earned Performance-Vesting Shares will vest and become exercisable as of the later of (1) June 15, 2024, and (2) the date on which the applicable Price Per Share Goal is achieved, subject to Mr. Goldston’s continued service through such date.

Vesting Tranche	Price Per Share Goals	Number of Earned Performance-Vesting Shares
Tranche 1	$50.00	79,610
Tranche 2	$75.00	79,610
Tranche 3	$100.00	79,610
Tranche 4	$125.00	79,610

The share price is measured by averaging the fair market value (as defined in the Inducement Plan) per share over any 30 consecutive trading-day period; however, upon a “change in control” (as defined in the Inducement Plan), the share price generally will be determined based on the price per share paid by an acquiror (or, as applicable, the implied value per share) in the transaction (the “CIC Price”).

The Goldston Option is intended to reflect Mr. Goldston’s total compensation opportunity for his service as Executive Chairman. As noted above, Mr. Goldston did not receive any cash compensation in 2023 and is not expected to receive any cash compensation and/or any additional grants of equity compensation for his service as Executive Chairman.

The Compensation Committee’s rationale for offering Mr. Goldston the Goldston Option is to provide Mr. Goldston with significant incentive to execute on the Company’s business strategy and achieve the above stock price performance hurdles. In addition, the grant is heavily performance-based, with 2/3 of the shares subject to the Goldston Option (318,440 shares) tied to achieving specific stock price goals, aligning Mr. Goldston’s interests with those of our shareholders, and ensuring his compensation package directly incentivizes Mr. Goldston to enhance shareholder value creation. While the remaining 1/3 of the shares subject to the Goldston Option (159,221 shares) are time-vesting only, these shares will also have no value for Mr. Goldston if the Company’s stock price is below the exercise price ($22.02/share).

The Goldston Option also is subject to accelerated vesting provisions and other terms and conditions in connection with a change in control and qualifying terminations of employment, as described below in the section titled, “Potential Payments Upon Termination or Change in Control.”

In connection with the grant of the Goldston Option, Mr. Daikeler recommended and agreed to forfeit 63,999 shares of Class A Common Stock and 96,001 shares of Class X Common Stock that Mr. Daikeler beneficially owned to help offset the potential dilutive impact of the grant to Mr. Goldston.

As of April 5, 2024, none of the share price performance goals have been achieved.

Repricing of Stock Options

In 2023, the Company determined that a significant portion of its outstanding stock options had an exercise price per share that was significantly higher than the current fair market value of the Company’s common stock (the “Underwater Options”). In order to help retain and motivate holders of Underwater Options, and align their interests with those of our stockholders, on September 14, 2023, the Compensation Committee resolved that it was in the best interests of the Company and its stockholders to implement an option repricing program to reduce the exercise prices of certain of the Underwater Options held by our employees and consultants (including certain of our NEOs).

The Underwater Options that were impacted by the option repricing program were either (1) not maturing in fiscal 2023 or (2) had an exercise price of equal to or greater than $50 per share (on a post-split basis) in the prior twelve months, to reduce the exercise price of each Amended Underwater Option to the closing per share price of the Company’s common stock on September 14, 2023 (the “Repricing”), which was $17.35 per share (on a post-split basis).

Excluded from the Repricing were, among others, Underwater Options held by members of the Board, the Company’s CEO and Executive Chairman; any Underwater Options with an exercise price less than $50.00; and options granted to consultants who are no longer providing services to the Company.

The number of shares, the vesting schedules, and the expiration dates of the original Underwater Options remain unchanged.

As described above, given that a significant portion of outstanding equity to employees (including our NEOs), and therefore a significant portion of intended target compensation, was tied to the Underwater Options, repricing these options was deemed crucial by the Compensation Committee to retain the necessary talent to execute on the Company’s long-term business strategy. The primary aim of the option repricing program was to enhance the retentive value of the outstanding stock options and their alignment with the then-current stock price at the time of the repricing. In addition, this approach helped retain employees (including certain of our NEOs) while avoiding the need for any new additional compensation actions to achieve the desired retention and motivation objectives.

Employee Benefits and Perquisites

Retirement Savings, Health and Welfare Benefits

We maintain a 401(k) retirement savings plan for our employees, including our NEOs, who satisfy certain eligibility requirements; in 2023, our NEOs participated in the 401(k) plan on the same terms as other full-time employees. The Code allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to the 401(k) plan. In 2023, contributions made by participants in the 401(k) plan were matched up to a specified percentage of the employee contributions, and these matching contributions vest based on years of service. We believe that providing a vehicle for tax-deferred retirement savings though our 401(k) plan adds to the overall desirability of our executive compensation package and further incentivizes our employees, including our NEOs, in accordance with our compensation policies.

Health and Welfare Plans

All of our full-time employees, including our NEOs, are eligible to participate in our health and welfare plans, including medical, dental and vision benefits, medical and dependent care flexible spending accounts, short-term and long-term disability insurance, and life insurance.

Other Perquisites

We also provide certain other perquisites to our NEOs, including a car allowance, a work-from-home allowance and reimbursement for mobile phone expenses. We may also make tax gross-up payments to cover the personal income taxes that may be imposed on Ms. Vrabeck in connection with the severance payments for continued healthcare coverage payable to Ms. Vrabeck upon certain qualifying terminations of her employment, as summarized below under the section entitled, “—Potential Payments Upon Termination or Change in Control”.

In the future, we may provide other or additional perquisites or other personal benefits in limited circumstances, such as where we believe it is appropriate to assist an individual executive officer in the performance of the executive’s duties, to make our executive officers more efficient and effective, and for recruitment, motivation, or retention purposes. All future practices with respect to perquisites or other personal benefits will be approved by the Board or Compensation Committee.

We believe the benefits and perquisites described above are necessary and appropriate to provide a competitive compensation package to our NEOs.

Severance and Change in Control Arrangements

We have entered into offer letters or employment agreements with certain of our NEOs, which provide for (among other things) severance benefits and payments to be paid upon certain qualifying terminations of employment, including in connection with a “change in control” of the Company, as summarized below. We believe that these types of arrangements are necessary to attract and retain executive talent and are a customary component of executive compensation. In particular, such arrangements can mitigate a potential disincentive for our NEOs when they are evaluating a potential acquisition of the Company and can encourage retention through the conclusion of the transaction. The payments and benefits under such arrangements are designed to be competitive with market practices.

A description of these arrangements, as well as information on the estimated payments and benefits that our NEOs would have been eligible to receive as of December 31, 2023, are set forth in the section titled, “—Potential Payments Upon Termination or Change in Control”.

Other Policies and Considerations

Insider Trading Compliance Policy. We have adopted our Insider Trading Compliance Policy which is designed to promote compliance with insider trading laws, rules and regulations, as well as NYSE listing standards. Our Insider Trading Compliance Policy prohibits the trading of our securities on the basis of material, non-public information and establishes regular blackout periods wherein certain designated employees are prohibited from trading in our securities. Under our Insider Trading Compliance Policy, we prohibit our employees, including our executive officers and Board members, from hedging the risk associated with ownership of shares of our Common Stock and other securities, as well as from pledging any of our securities as collateral for a loan.

Section 409A of the Code. The Compensation Committee takes into account whether components of the compensation for our executive officers will be adversely impacted by the penalty tax imposed by Section 409A of the Code and aims to structure these components to be compliant with or exempt from Section 409A to avoid such potential adverse tax consequences.

“Golden Parachute” Payments. Sections 280G and 4999 of the Code provide that certain executive officers and other service providers who are highly compensated or hold significant equity interests may be subject to an excise tax if they receive payments or benefits in connection with a change in control of the Company that exceeds certain prescribed limits, and that we, or a successor, may forfeit a tax deduction on the amounts subject to this additional tax. While the Compensation Committee may take the potential forfeiture of such tax deduction into account when making compensation decisions, it will award compensation that it determines to be consistent with the goals of our executive compensation program even if such compensation is not deductible by us. We currently do not provide any tax gross-ups to cover excise taxes under Section 4999 in connection with a change in control.

Accounting for Share-Based Compensation. We follow Financial Accounting Standard Board Accounting Standards Codification Topic 718, (“ASC Topic 718”), for our share-based compensation awards. ASC Topic 718 requires companies to measure the compensation expense for all share-based payment awards made to employees and directors, including stock options and RSUs, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the compensation tables below, even though our NEOs may never realize any value from their awards.

Clawback Policy

We have adopted a compensation recovery policy that requires the recovery of certain erroneously paid incentive compensation received by our Section 16 officers on or after October 2, 2023, as required by new SEC rules and NYSE Listing Standards implemented pursuant to the Dodd-Frank Act, and which can be recovered from time-vesting or performance-vesting equity compensation (in addition to other forms of compensation).

COMPENSATION COMMITTEE REPORT

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on its review and discussion, the compensation committee recommended that the Board include the Compensation Discussion and Analysis in this Proxy Statement.

Respectfully submitted by THE COMPENSATION COMMITTEE,

Ben Van de Bunt (Chair)

Mary Conlin

Kristin Frank

This report of the compensation committee does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other filing under the Securities Act of 1933 or Securities Exchange Act of 1934, unless specifically provided otherwise in such filing.

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

The following table contains information about the compensation earned by our NEOs during the fiscal years ended December 31, 2021, 2022 and 2023.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(3)	Total ($)
Carl Daikeler	2023	850,000	2,500	—	—	—	33,222	885,722
Co-Founder and	2022	1	2,400	—	—	—	27,302	29,703
Chief Executive	2021	751,923	2,300	—	5,006,083	—	90,200	5,850,506
Officer
Mark Goldston	2023	—	—	—	6,099,547	—	—	6,099,547
Executive Chairman
Marc Suidan	2023	525,000	100	290,050	287,364	—	22,278	1,124,792
Chief Financial Officer	2022	375,411	—	1,000,000	1,000,000	140,779	18,277	2,534,467
Michael Neimand	2023	550,000	1,700	290,050	396,726	—	55,993	1,294,469
President, Beachbody	2022	550,000	1,600	—	145,966	183,343	41,986	922,349
	2021	550,000	1,500	—	1,668,693	—	21,293	2,241,486
Kathy Vrabeck	2023	525,000	200	290,050	289,120	—	18,625	1,122,995
Chief Operating Officer	2022	525,000	100	—	632,673	190,891	18,612	1,367,276
	2021	353,366	—	1,149,994	1,149,996	—	15,469	2,668,825

(1)

Amounts reflect payment of a service-based anniversary bonus for each NEO. We provide a description of these bonuses above under the section titled, “Cash Incentive Compensation—Other Cash Compensation”.

(2)

Amounts reflect the full grant-date fair value of option and RSU awards granted during fiscal 2023 computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the NEO. We provide information regarding the assumptions used to calculate the value of all option and RSU awards made to our NEOs in Note 16 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2023.

The amounts also include the incremental fair value of the Underwater Options held by Messrs. Suidan and Neimand and Ms. Vrabeck, which were modified pursuant to the Repricing implemented by the Company in September 2023. In accordance with ASC 718, the incremental fair value as a result of the option repricing program was $125,166, $234,528 and $126,922 for Messrs. Suidan and Neimand and Ms. Vrabeck, respectively. For more information on the option repricing program, see the section above titled, “Repricing of Stock Options”.

(3)	For 2023, “All Other Compensation” consists of the following:

Name	401(k) Plan Matching Contributions	Car Allowance	Mobile Phone Allowance & Benefits	Work from Home Allowance	Life and AD&D Insurance	Company- Paid Health & Welfare Benefits	Taxable Fringe Benefits(a)
Carl Daikeler	4,760	12,000	6,484	600	96	9,282	—
Mark Goldston	—	—	—	—	—	—	—
Marc Suidan	9,900	—	2,400	600	96	9,282	—
Michael Neimand	9,900	—	2,400	600	96	11,889	31,108
Kathy Vrabeck	9,900	—	2,400	600	96	5,629	—

(a)

Amounts reported represent the cost of Mr. Neimand’s spouse to accompany him on a Company business trip, including airfare ($21,480) and gross-up payments to cover personal income taxes pertaining to the trip ($9,628).

Grants of Plan-Based Awards in Fiscal 2023

The following table provides supplemental information relating to grants of plan-based awards made during fiscal 2023 to help explain information provided above in our Summary Compensation Table. This table presents information regarding all grants of plan-based awards made during fiscal 2023.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($)(2)
Name		Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Carl Daikeler		—	637,500	850,000	1,275,000	—	—	—	—	—	—	—
Mark Goldston	(3)	6-15-2023	—	—	—	79,610	318,440	318,440	—	—	22.02	4,135,785
	(4)	6-15-2023	—	—	—	—	—	—	—	159,221	22.02	1,963,762
Marc Suidan	(5)	3-15-2023	—	—	—	—	—	—	—	10,000	29.01	162,198
	(6)	3-15-2023	—	—	—	—	—	—	10,000	—	—	290,050
		9-14-2023	—	—	—	—	—	—	—	—	—	125,166	(7)
		—	295,313	393,750	590,625	—	—	—	—	—	—	—
Michael Neimand	(5)	3-15-2023	—	—	—	—	—	—	—	10,000	29.01	162,198
	(6)	3-15-2023	—	—	—	—	—	—	10,000	—	—	290,050
		9-14-2023	—	—	—	—	—	—	—	—	—	234,528	(7)
		—	275,014	366,685	550,028	—	—	—	—	—	—	—
Kathy Vrabeck	(5)	3-15-2023	—	—	—	—	—	—	—	10,000	29.01	162,198
	(6)	3-15-2023	—	—	—	—	—	—	10,000	—	—	290,050
		9-14-2023	—	—	—	—	—	—	—	—	—	126,922	(7)
		—	295,313	393,750	590,625	—	—	—	—	—	—	—

(1)

Amounts reflect potential payouts under our 2023 annual bonus program at threshold, target and maximum amounts based on 2023 base salaries. Please see the description of the annual bonus program under the section above titled, “Cash Incentive Compensation—Annual Bonus Program”. Under our 2023 program, the Compensation Committee determined that the 2023 performance targets were not achieved and, accordingly, no bonuses were paid to our NEOs under the 2023 bonus program. As noted above, Mr. Goldston does not receive any cash compensation for his service as Executive Chairman and, therefore, was not eligible to participate in our 2023 bonus program.

(2)

Amounts reflect the full grant-date fair value of options and RSUs granted during 2023 computed in accordance with ASC Topic 718. We provide information regarding the assumptions used to calculate these values in Note 16 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2023.

(3)

Represents the number of Performance-Vesting Shares subject to the Goldston Option, which was granted under our Inducement Plan, eligible to vest at threshold, target and maximum levels based on the attainment of applicable performance targets. The Performance-Vesting Shares will vest based on both (i) the achievement of pre-determined Price Per Share Goals set forth in the table below; and (ii) Mr. Goldston’s continued service through the applicable vesting date. Although the Performance-Vesting Shares have a threshold Price Per Share Goal, we do not consider the second or third goal ($75.00/share or $100.00/share) as constituting a “target” goal; as such, we have reported the maximum number of Performance-Vesting Shares that may be earned in the Target and Maximum columns of this table.

Price Per Share Goals	Number of Earned Performance-Vesting Shares
$50.00	79,610
$75.00	79,610
$100.00	79,610
$125.00	79,610

(4)

Represents the Time-Vesting Shares subject to the Goldston Option, which was granted under our Inducement Plan. The Time-Vesting Shares will vest and become exercisable with respect to 25% of the Time-Vesting Shares subject to the Goldston Option on each of the first four anniversaries of the vesting commencement date, subject to Mr. Goldston’s continued service through the applicable vesting date.

(5)

Represents the number of options granted to the named individual during fiscal year 2023 under our 2021 Plan. Each option will vest and become exercisable as to 25% of the shares subject thereto on each of the first four anniversaries of the applicable grant date, subject to continued employment through the applicable vesting date.

(6)

Represents an award of RSUs granted to the named individual during fiscal year 2023 under the 2021 Plan. This RSU award will vest as to 25% of the shares subject thereto on each of the first four anniversaries of the applicable grant date, subject to continued employment through the applicable vesting date.

(7)

Represents the incremental fair value of the Underwater Options held by Messrs. Suidan and Neimand and Ms. Vrabeck, in accordance with ASC 718, which were modified pursuant to the Repricing implemented by the Company in September 2023. For more information on the option repricing program, see the section above titled, “Repricing of Stock Options”.

Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table

Named Executive Officer Agreements

We have entered into offers of employment letters or employment agreements with certain of our NEOs, the material terms of which are described below. The Company has not entered into a written offer of employment letter or employment agreement with Mr. Daikeler.

Mark Goldston

On June 15, 2023, we entered into an employment offer letter with Mr. Goldston, pursuant to which Mr. Goldston serves as the Executive Chairman of the Board. Mr. Goldston’s employment under the offer letter is “at-will”, and will continue until terminated in accordance with the offer letter.

In connection with entering into the offer letter, Mr. Goldston was granted a stock option under the Company’s Inducement Plan, covering an aggregate of 477,661 shares of the Company’s Class A Common Stock. Under the offer letter, Mr. Goldston will not be eligible to receive an annual base salary, annual target bonus opportunity or health and welfare benefits.

Marc Suidan

On April 15, 2022, we entered into an employment offer letter with Mr. Suidan. Pursuant to the offer letter, Mr. Suidan served in an advisory capacity from April 15, 2022 until May 10, 2022, at which time Mr. Suidan began serving as the Company’s Chief Financial Officer. Mr. Suidan’s employment under the offer letter is at-will and will continue until terminated at any time by any party in accordance with the terms of the offer letter. Under the offer letter, Mr. Suidan reports to the Company’s Chief Executive Officer.

The offer letter provides for: (i) an annual base salary of $525,000 per year; (ii) participation in the health, welfare and retirement benefit plans and programs maintained by the Company for the benefit of the Company’s similarly situated employees; (iii) a monthly phone allowance of $200 per month, pursuant to Company policy;

and (iv) annual cash bonuses under the Company’s bonus program, with a target bonus opportunity equal to 75% of Mr. Suidan’s annual base salary. The payment of any annual bonus, to the extent any such bonus becomes payable, will be contingent upon Mr. Suidan’s continued employment through the applicable payment date, and will be pro-rated for any partial year of employment.

In connection with entering into the offer letter, Mr. Suidan was granted an option to purchase shares of our Class A Common Stock, as well as an award of RSUs, under the 2021 Plan. The awards each have an aggregate dollar-denominated grant-date value equal to approximately $1,000,000. Each award will vest and, as applicable, become exercisable, as to 25% of the shares underlying the award on each of the first four anniversaries of the grant date, subject to Mr. Suidan’s continued employment through the applicable vesting date.

The severance benefits and payments payable to Mr. Suidan upon certain qualifying terminations of his employment are summarized below under the section entitled, “—Potential Payments Upon Termination or Change in Control”.

As a condition to Mr. Suidan’s employment under the Offer Letter, Mr. Suidan also entered into the Company’s standard form of Confidentiality and Non-Solicitation Agreement and a Dispute Resolution Agreement.

Michael Neimand

On August 30, 2006, we entered into an offer letter with Michael Neimand. Mr. Neimand’s employment under the offer letter is at-will and will continue until terminated at any time by either party.

The severance benefits and payments payable to Mr. Neimand upon a qualifying termination of his employment are summarized below under the section entitled, “—Potential Payments Upon Termination or Change in Control”.

In connection with his offer letter, Mr. Neimand also entered into the Company’s standard form of confidentiality agreement.

Kathy Vrabeck

On March 27, 2021, we entered into an employment offer letter with Ms. Vrabeck to serve as our Chief Strategy Officer. Ms. Vrabeck’s employment under the offer letter, which began on April 26, 2021, is at-will and will continue until terminated at any time by either party. Pursuant to the offer letter, Ms. Vrabeck is entitled to receive an annual base salary of $525,000 per year. In addition, Ms. Vrabeck (and her beneficiaries) are eligible to participate in the health and welfare benefit plans and programs maintained by us for the benefit of our employees, the full cost of which is paid by the Company.

Under the offer letter, Ms. Vrabeck is also eligible to earn annual cash bonuses under our bonus program, with an annual target bonus opportunity equal to 67% of her base salary; Ms. Vrabeck’s 2023 target bonus opportunity was equal to 75% of her base salary. The payment of any annual bonus, to the extent any such bonus becomes payable, will be contingent upon Ms. Vrabeck’s continued employment through the applicable payment date.

In connection with entering into the offer letter, Ms. Vrabeck was awarded options and/or RSUs having an aggregate grant-date fair value of approximately $2,300,000. The awards will vest annually over four years, with respect to 25% of the shares underlying the award on each of the first four anniversaries of April 26, 2021, subject to continued employment. The severance benefits and payments payable to Ms. Vrabeck upon certain qualifying terminations of her employment are summarized below under the section entitled, “—Potential Payments Upon Termination or Change in Control”.

In connection with her offer letter, Ms. Vrabeck also entered into the Company’s standard form of confidentiality agreement and arbitration agreement.

Outstanding Equity Awards at Fiscal Year-End Table

The following table summarizes the number of shares of Common Stock underlying outstanding equity incentive plan awards for our NEOs as of December 31, 2023.

				Option Awards					Stock Awards
Name		Grant Date	Vesting Commencement Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Carl Daikeler	(2)	7/2/2021	7/2/2021	10,080	10,078	—	$497.00	7/1/2031	—	—
Mark Goldston	(3)	6/15/2023	6/15/2023	—	—	318,440	$22.02	6/14/20033	—	—
	(4)	6/15/2023	6/15/2023	—	159,221	—	$22.02	6/14/20033	—	—
Marc Suidan	(2)	3/15/2023	3/15/2023	—	10,000	—	29.01	3/14/2033	—	—
	(5)	3/15/2023	3/15/2023	—	—	—	—	—	10,000	82,900
	(2)	4/18/2022	4/18/2022	5,137	15,409	—	$17.35	4/17/2032	—	—
	(5)	4/18/2022	4/18/2022	—	—	—	—	—	8,196	67,945
Michael Neimand	(2)	3/15/2023	3/15/2023	—	10,000	—	29.01	3/14/2033	—	—
	(5)	3/15/2023	3/15/2023	—	—	—	—	—	10,000	82,900
	(2)	5/15/2022	5/15/2022	1,250	3,750	—	$17.35	5/14/2032	—	—
	(2)	7/2/2021	7/2/2021	3,360	3,359	—	$17.35	7/1/2031	—	—
	(6)	5/6/2019	12/14/2018	3,359	—	—	$17.35	5/5/2029	—	—
	(6)	8/1/2017	8/1/2017	6,719	—	—	$17.35	7/31/2027	—	—
	(6)	3/28/2016	3/28/2016	4,479	—	—	$17.35	3/27/2026	—	—
	(6)	9/30/2014	9/30/2014	8,748	—	—	$17.35	9/29/2024	—	—
Kathy Vrabeck	(2)	3/15/2023	3/15/2023	—	10,000	—	29.01	3/14/2033	—	—
	(5)	3/15/2023	3/15/2023	—	—	—	—	—	10,000	82,900
	(2)	5/15/2022	5/15/2022	1,250	3,750	—	$17.35	5/14/2032	—	—
	(2)	4/18/2022	4/18/2022	2,500	7,500	—	$17.35	4/17/2032	—	—
	(5)	8/27/2021	4/26/2021	—	—	—	—	—	1,499	12,427
	(2)	7/2/2021	4/26/2021	2,316	2,314	—	$17.35	7/1/2031	—	—

(1)

Amounts are calculated based on multiplying the number of shares shown in the table by the per share closing price of our Common Stock on December 29, 2023 (i.e., the last trading day of our last completed fiscal year), which was $8.29.

(2)

Each of these option awards was granted under our 2021 Plan and will vest and become exercisable as to 25% of the shares subject thereto on each of the first four anniversaries of the applicable vesting commencement date, subject to continued employment through the applicable vesting date.

(3)

Represents the number of Performance-Vesting Shares subject to the Goldston Option, which was granted under our Inducement Plan. The Performance-Vesting Shares will vest based on both (i) the achievement of pre-determined Price Per Share Goals; and (ii) Mr. Goldston’s continued service through the applicable vesting date.

(4)

Represents the Time-Vesting Shares subject to the Goldston Option, which was granted under our Inducement Plan. The Time-Vesting Shares will vest and become exercisable with respect to 25% of the Time-Vesting Shares subject to the Goldston Option on each of the first four anniversaries of the vesting commencement date, subject to Mr. Goldston’s continued service through the applicable vesting date.

(5)

Each of these RSU awards was granted under our 2021 Plan and will vest as to 25% of the shares subject thereto on each of the first four anniversaries of the applicable vesting commencement date, subject to continued employment through the applicable vesting date.

(6)	Each of these option awards was granted under our 2020 Plan and vested in full as of December 31, 2023.

Option Exercises and Stock Vested in Fiscal 2023

The following table sets forth certain information concerning RSUs vested for our NEOs during the year ended December 31, 2023. None of our NEOs exercised any portion of their respective options during 2023.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Carl Daikeler	—	—
Mark Goldston	—	—
Marc Suidan	7,585	205,589
Michael Neimand	6,321	183,372
Kathy Vrabeck	7,330	207,872

(1)	Amounts are calculated by multiplying the number of shares vested by our closing stock price on the vesting date.

Potential Payments Upon Termination or Change in Control

Executive Employment Agreements

The Company has entered into offer letters or employment agreements with certain of its NEOs, which provide for (among other things) severance benefits and payments to be paid upon certain qualifying terminations of employment, including in connection with a “change in control” of the Company, as summarized below.

Marc Suidan

Under the offer letter with Mr. Suidan, if the executive’s employment is terminated by the Company without “cause” or by the executive for “good reason” (each, as defined in the applicable offer letter), then the executive will be entitled to receive the following severance payments and benefits:

•

an amount equal to one times the executive’s highest agreed upon annual base salary or, to the extent the Company implemented a proportionate reduction in the base salaries of other members of the Company’s executive team during the year in which the termination occurs, the executive’s base salary as in effect on the termination date, payable in substantially equal installments over the 12-month period following the termination date;

•

an amount equal to the executive’s target annual bonus for the year of termination, prorated through the date of termination (the “Pro-Rated Target Bonus”), payable in substantially equal installments over the 12-month period following the termination date;

•	continued healthcare coverage for 12 months following the termination date, at the same levels as in effect on the termination date; and

•

an additional 12 months of vesting for each outstanding and unvested time-vesting Company equity award then-held by the executive or, if the termination occurs on or within 12 months following a “change in control” (as defined in the 2021 Plan), full accelerated vesting of all outstanding and unvested time-vesting Company equity awards then-held by the executive.

The severance payments and benefits described above are subject to the applicable executive’s timely execution and non-revocation of a general release of claims in favor of the Company.

In addition to the severance payments and benefits described above, if the executive’s employment is terminated due to his death or disability, then the executive will be entitled to receive (A) the Pro-Rated Target Bonus and (B) an additional 12 months of vesting for each outstanding and unvested time-vesting Company equity award then-held by the executive.

Michael Neimand

Under Mr. Neimand’s offer letter, upon a termination of Mr. Neimand’s employment by the Company without cause, he is entitled to a cash severance payment equal to 90 days of his then-current base salary, paid in accordance with the Company’s regular payroll practices.

On April 10, 2024, we entered into a new severance agreement with Mr. Neimand, which supersedes the severance payments and benefits provided under his offer letter, as described above.

Under the severance agreement, if Mr. Neimand’s employment is terminated by the Company without “cause” or by the executive for “good reason” (each, as defined in the severance agreement), then the executive will be entitled to receive the following severance payments and benefits:

•

an amount equal to one-half times (or, if such termination occurs on or within 12 months following a “change in control” (as defined in the 2021 Plan), one times) his annual base salary as in effect on the termination date, payable in substantially equal installments over the six-month period following the termination date; and

•	subsidized continued healthcare coverage for 12 months following the termination date, at the same levels as in effect on the termination date; and

•

an additional 12 months of vesting for each outstanding and unvested time-vesting equity award then-held by the executive or, if the termination occurs on or within 12 months following a “change in control”, full accelerated vesting of all outstanding and unvested time-vesting equity awards then-held by the executive.

The severance payments and benefits described above are subject to Mr. Neimand’s timely execution and non-revocation of a general release of claims in favor of the Company.

Kathy Vrabeck

Under Ms. Vrabeck’s offer letter, if Ms. Vrabeck’s employment is terminated by the Company without “cause” or by Ms. Vrabeck for “good reason” (each, as defined in the offer letter), then she will be entitled to receive the following severance payments and benefits:

•

an amount equal to one-half times (or, if such termination occurs on or within 12 months following a “change in control” (as defined in the 2021 Plan), one times) her annual base salary as in effect at the time of termination, payable in substantially equal installments over the six-month (or, as applicable, 12-month) period following the termination date; and

•

A lump sum payment in an amount equal to (i) six times (or, if such termination occurs on or within 12 months following a change in control, 12 times) the estimated monthly cost to continue healthcare coverage under COBRA, at the same levels as in effect on the termination date, plus (ii) to the extent any taxes are imposed on the foregoing COBRA payment, an additional amount sufficient to cover any such taxes.

The severance payments and benefits described above are subject to Ms. Vrabeck’s timely execution and non-revocation of a general release of claims in favor of the Company.

Mark Goldston Option Award

Under the Goldston Option agreement, upon a “change in control” (as defined in the Inducement Plan), a number of Performance-Vesting Shares will become earned based on the CIC Price (and using straight-line interpolation for a CIC Price between two Price Per Share Goals), and will vest and become exercisable in full as of immediately prior to the change in control. Any Performance-Vesting Shares that have not become earned as of the change in control will convert into Time-Vesting Shares, and to the extent the Goldston Option is assumed by the acquiror in connection with the change in control, such Time-Vesting Shares will remain outstanding and eligible to vest and become exercisable on the later of (i) the first anniversary of the applicable grant date and (ii) immediately prior to the change in control, subject to continued service. To the extent the Goldston Option is not assumed by the acquiror in connection with the change in control, the Time-Vesting Shares will vest and become exercisable in full as of immediately prior to the change in control.

On a termination of Mr. Goldston’s service by the Company without “cause” or by Mr. Goldston for “good reason” (each, as defined in the award agreement), the Goldston Option will vest and become exercisable in full, subject to Mr. Goldston’s execution and non-revocation of a general release of claims in favor of the Company. If Mr. Goldston experiences a termination of service for any other reason, all shares subject to the Goldston Option that are not then-vested and exercisable in full (including any earned Performance-Vesting Shares) automatically will be forfeited and terminated as of the termination date without consideration.

Estimated Potential Payments

The following table summarizes the payments that would be made to our NEOs upon the occurrence of certain qualifying terminations of employment or a change in control, in any case, occurring on December 31, 2023. Amounts shown do not include (i) accrued but unpaid base salary through the date of termination or (ii) other benefits earned or accrued by our NEO during their employment that are available to all salaried employees.

Name	Benefit	Termination Without Cause or for Good Reason (no Change in Control) ($)(1)	Termination due to Death or Disability ($)	Change in Control (no Termination) ($)(2)	Termination Without Cause or for Good Reason in Connection with a Change in Control ($)
Carl Daikeler	Cash	—	—	—	—
	Equity Acceleration(3)	—	—	—	—
	Healthcare	—	—	—	—
	Total(4)	—	—	—	—
Mark Goldston	Cash	—	—	—	—
	Equity Acceleration(3)	—	—	—	—
	Healthcare	—	—	—	—
	Total(4)	—	—	—	—
Marc Suidan	Cash	918,750	393,750	—	918,750
	Equity Acceleration(3)	43,373	43,373	—	150,845
	Healthcare	33,559	—	—	33,559
	Total	995,683	437,123	—	1,103,154
Michael Neimand	Cash	135,616	—	—	135,616
	Equity Acceleration(3)	—	—	—	—
	Healthcare	—	—	—	—
	Total(4)	135,616	—	—	135,616
Kathy Vrabeck	Cash	262,500	—	—	525,000
	Equity Acceleration(3)	—	—	—	—
	Healthcare	23,727	—	—	47,454
	Total(4)	286,227	—	—	572,454

(1)

For Mr. Suidan and Ms. Vrabeck, amounts reflect the payments that would have been made to the executive under the executive’s offer letter on a termination of employment by the Company without “cause” or by the executive for “good reason” (each, as defined in the applicable offer letter). For Mr. Neimand, amounts reflect the payments that would have been made to the executive under his offer letter on a termination of employment by the Company without cause.

(2)	With respect to option and RSU awards, amounts assume the awards are assumed or substituted in connection with the change in control.
(3)

With respect to option and RSU awards, amounts were calculated by (i) multiplying the number of accelerated shares of Common Stock underlying the awards by $8.29, the closing trading price of our Common Stock on December 29, 2023 (i.e., the last trading day of our last completed fiscal year) and (ii) for the option awards, subtracting the exercise price. With respect to options with an exercise price greater than $8.29 (the closing trading price of our Common Stock on December 29, 2023), no value has been included in the table above.

(4)	Amounts shown are the maximum potential payment the NEO would have received as of December 31, 2023.

PAY VERSUS PERFORMANCE TABLE

Pay-versus-Performance Table

The following table provides information for the years 2023, 2022, and 2021 with respect to the compensation of our principal executive officer (“PEO”), which is our CEO, the average compensation of our other NEOs, and the performance measures set forth in the table.

					Value of Initial Fixed $100 Investment Based On:
Fiscal Year	Summary Compensation Table Total for PEO(1)	Compensation Actually Paid to PEO(1)(2)	Average Summary Compensation Table Total for non-PEO NEOs(3)	Average Compensation Actually Paid to non-PEO NEOs(2)(3)	Total Shareholder Return(4)	Peer Group Total Shareholder Return(4)	Net Income(5)	Pre-Bonus EBITDA(6)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
2023	$885,722	$880,809	$2,410,451	$904,677	$1.30	$95.88	($152,641,000)	($8,700,000)
2022	$29,703	($295,246)	$1,459,225	$597,242	$4.13	$84.19	($194,192,000)	($12,600,000)
2021	$5,850,506	$1,191,772	$2,434,103	($181,437)	$18.60	$101.95	($228,382,000)	($86,100,000)

(1)	For 2023, 2022, and 2021, our PEO was Mr. Daikeler.
(2)

In calculating the “compensation actually paid” amounts reflected in these columns, the fair value or change in fair value, as applicable, of the equity award adjustments included in such calculations were computed in accordance with FASB ASC Topic 718. Stock option grant date fair values are calculated using the Black-Scholes or Monte Carlo option pricing models as of date of grant. Adjustments have been made using stock option fair values as of each measurement date using the same option pricing model as used as of the date of grant, but using stock price as of the measurement date and updated assumptions (i.e., term, volatility, dividend yield, risk free rates) as of the measurement date. The range of grant date assumptions used during the years ended December 31, 2023, 2022, and 2021 were: risk-free interest rate of 3.44% - 4.12%, 1.55% - 4.10%, and 0.22% - 1.42%, respectively; expected life of 3.94-6.62 years, 2.50-6.37 years, and 2.50-6.87 years, respectively; and expected volatility of 70.83%-83.39% during the year ended December 31, 2023, 52.58%-58.49% during the year ended December 31, 2022, and 50.51%-59.62% during the year ended December 31, 2021. Time-vested RSU grant date fair values are calculated using the stock price as of date of grant. Adjustments have been made using the stock price as of year-end and as of each date of vest, as applicable. We provide information regarding the assumptions used to calculate the valuation of the awards in Note 16 to the consolidated financial statements included in the Annual Report on Form 10-K filed on March 11, 2024.

In the calculation of compensation actually paid and presented in the table, the following amounts were deducted and added:

Fiscal Year	Executives	SCT Total	Grant Date Fair Value of Stock Awards Reported in SCT	Year End Fair Value of New Awards	Change in Fair Value of Outstanding and Unvested Awards From Prior Years	Change in Fair Value of Awards that Vested in Applicable Year	Total Change in Fair Value	CAP
		(a)	(b)	(i)	(ii)	(iii)	(c)=(i)+(ii)+(iii)	(d)=(a)-(b)+(c)
2023	PEO	$885,722	$0	$0	($2,859)	($2,055)	($4,913)	$880,809
	Non PEO NEOs	$2,410,451	$1,985,727	$576,646	($59,079)	($37,614)	$479,953	$904,677

(3)

For 2023, our non-PEO NEOs were Messrs. Goldston, Suidan, Neimand, and Ms. Vrabeck. For 2022, our non-PEO NEOs were Messrs. Suidan, Neimand, and Bilstad and Mmes. Vrabeck and Collyns. For 2021, our non-PEO NEOs were Messrs. Neimand and Gifford and Mmes. Vrabeck and Collyns.

(4)

The Company’s cumulative Total Shareholder Return (“TSR”) and the Company’s Peer Group TSR reflected in these columns for each applicable fiscal year is calculated based on a fixed investment of $100 at the applicable measurement point on the same cumulative basis as is used in Item 201(e) of Regulation S-K. The peer group used to determine the Company’s Peer Group TSR for each applicable fiscal year is the S&P SmallCap 600 Index.

(5)	Represents the amount of net income (loss), reflected in the Company’s audited financial statements for the year indicated.
(6)

We have selected Pre-Bonus EBITDA as our most important financial measures (that are not otherwise required to be disclosed in the table) used to link “compensation actually paid” to our NEOs to Company performance for fiscal year 2023. Our Compensation

Committee also determines the incentive bonus plan for the NEOs for 2023 based on achievement of this measure. See additional information under the heading “Compensation Discussion and Analysis—Elements of Compensation – Cash Incentive Compensation – Annual Incentive Bonus Plan” above, including for a general description of how we calculate Pre-Bonus EBITDA.

Pay-versus-Performance Comparative Disclosure

The following tables reflect the relationships between compensation actually paid (“CAP”) to our PEO, and the average CAP to our non-PEO NEOs, versus (i) the Company’s cumulative TSR and our Peer Group TSR, (ii) our net income, and (iii) our Pre-Bonus EBITDA for the fiscal years 2021, 2022, and 2023.

Pay-versus-Performance Tabular List

The following measures are our most important performance measures used by us to link compensation actually paid to our NEOs to company performance for fiscal year 2023.

Pre-Bonus EBITDA

Revenue

2023 DIRECTOR COMPENSATION

Director Compensation Program

We maintain a non-employee director compensation program (the “Director Compensation Program”), which provides for annual cash retainer fees and long-term equity awards for each of our non-employee directors (each, an “Eligible Director”). The Director Compensation Program consists of the following components:

Cash Compensation:

Annual Retainer: $45,000

Annual Committee Chair Retainer:

(1)	Audit: $20,000

(2)	Compensation: $15,000

(3)	Nominating and Corporate Governance: $10,000

Annual Committee Member (Non-Chair) Retainer:

(4)	Audit: $10,000

(5)	Compensation: $7,500

(6)	Nominating and Corporate Governance: $5,000

The annual cash retainers will be paid in quarterly installments in arrears. Annual cash retainers will be pro-rated for any partial calendar quarter of service.

Equity Compensation:

Initial Grant: Each Eligible Director who is initially elected or appointed to serve on our Board automatically shall be granted, on the date on which such Eligible Director is appointed or elected to serve on the Board, an RSU award with an aggregate value of $200,000, pro-rated for the number of days that have elapsed since the last occurring annual meeting.

Each Initial Grant will vest in full on the earlier to occur of the first anniversary of the grant date and the date of the next annual meeting following the grant date, subject to continued service.

Annual Grant: An Eligible Director who is serving on our Board as of the date of an annual meeting of stockholders shall be granted, on the date of such annual meeting, an RSU award with an aggregate value of $200,000.

Due to the Company’s low stock price at the time of the 2023 Annual Meeting, the Board approved a one-time reduction in the aggregate value of each Annual Grant from $200,000 to $100,000 per Eligible Director, to minimize share usage and resulting shareholder dilution. The Board calculated the number of shares subject to each 2023 Annual Grant based on the stock price used to determine the number of shares subject to Mr. Goldston’s sign-on option ($22.02), which further reduced share usage as compared to the stock price on the grant date ($10.01). This approach resulted in a 2023 Annual Grant consisting of 4,541 RSUs, having an aggregate grant date value of $45,455, for each Eligible Director. At the 2024 Annual Meeting, we intend to grant each Eligible Director an additional award of either cash or shares (in the Board’s discretion) in order to make the Eligible Directors whole for the one-time reduction we approved last year. The details of this additional award have not yet been determined.

Each Annual Grant will vest in full on the earlier to occur of the first anniversary of the grant date and the date of the next annual meeting following the grant date, subject to continued service.

Award Terms:

Except as described above with respect to the 2023 Annual Grants, the number of RSUs subject to an Initial Grant and/or Annual Grant will be determined by dividing the value of the award by the closing price of the Company’s Class A Common Stock on the applicable grant date.

In addition, each equity award granted to an Eligible Director under the Director Compensation Program will vest in full immediately prior to the occurrence of a “change in control” (as defined in the 2021 Plan).

Compensation under the Director Compensation Program is subject to the annual limits on non-employee director compensation set forth in the 2021 Plan.

Director Deferred Compensation Plan

On February 24, 2023, we adopted The Beachbody Company, Inc. Deferred Compensation Plan for Directors (the “Deferred Compensation Plan”), which permits our non-employee directors to defer the settlement of all or a portion of any RSU awards granted under the Director Compensation Program. With respect to 2023, Mmes. Frank and Lundy and Mr. Heller each elected to defer 100% of their RSU awards earned or granted under the Director Compensation Program.

Director Compensation Table

The following table sets forth compensation paid to or earned by our non-employee directors during the year ended December 31, 2023.

Name(1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)	Total ($)
Mary Conlin	62,500	45,455	107,955
Kristin Frank	57,500	45,455	102,955
Michael Heller	55,000	45,455	100,455
Ann Lundy	64,638	45,455	110,093
Kevin Mayer	55,000	45,455	100,455
John Salter	50,000	45,455	95,455
Ben Van de Bunt	69,230	45,455	114,685

(1)

Carl Daikeler, our Chief Executive Officer, and Mark Goldston, our Executive Chairman, did not receive any compensation for their services as a member of our Board in 2023; the compensation paid to Messrs. Daikeler and Goldston for the services they provided to our Company during 2023 is reflected in the section entitled, “Executive Compensation Tables—Summary Compensation Table”.

(2)	Reflects the aggregate dollar amounts of all fees earned and/or paid in cash for services as a director.
(3)

Amounts reflect the full grant-date fair value of RSU awards granted during 2023 computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the named individual. We provide information regarding the assumptions used to calculate the value of all such awards made to our directors in Note 16 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2023.

The following table shows the aggregate numbers of options (exercisable and unexercisable) and outstanding unvested RSU awards held as of December 31, 2023 by each non-employee director.

Name	Option Awards Outstanding at 2023 Fiscal Year End (#)	RSU Awards Outstanding at 2023 Fiscal Year End (#)
Mary Conlin	—	4,541
Kristin Frank	—	4,541
Michael Heller	—	4,541
Ann Lundy	—	4,541
Kevin Mayer	—	4,541
John Salter	—	4,541
Ben Van de Bunt	3,359	4,541

CEO PAY RATIO

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are required to disclose the ratio of our Chief Executive Officer’s annual total compensation to the annual total compensation of our other employees.

The annual total compensation for 2023 for our Chief Executive Officer was $885,722, as reported in the Summary Compensation Table. The annual total compensation for 2023 for our median employee, identified as discussed below, was $138,256, calculated in accordance with the rules applicable to the Summary Compensation Table. Based on this information, for 2023, the ratio of the annual total compensation of our Chief Executive Officer to the median of the annual total compensation of our other employees was approximately 6.4 to 1.

Methodology, Assumptions and Estimates Used in Determining our Pay Ratio Disclosure

We chose December 31, 2023 as the date for establishing the employee population used in identifying the median employee and used calendar year 2023 as the measurement period. As of such date, our employee count consisted of approximately 582 individuals, with approximately 577 of these individuals based in the United States and the other 5 based in the United Kingdom. We identified the median employee using the consistently applied compensation measure of base pay plus overtime and bonus for each employee employed as of December 31, 2023 (other than our Chief Executive Officer). We annualized the compensation measure for permanent employees who joined in 2023. We captured all full-time and part-time employees, excluding non-US employees (all of whom are based in the United Kingdom), as they represent less than 1% of our employee population. The annual total compensation of the median employee and the annual total compensation of the CEO were calculated in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K.

The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on our internal records and the methodology described above. Because the SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices, the pay ratio reported above should not be used as a basis for comparison between companies by other companies. In addition, we expect the Company’s annually reported pay ratio may vary significantly year over year, given the size of the Company and the potential variability in Company employee compensation.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2023, with respect to the shares of the Company’s Common Stock that may be issued under the Company’s existing equity compensation plans.

	(a)		(b)		(c)
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights(1)		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a))(2)
Equity compensation plans approved by security holders	982,139	(1)	$34.99	(2)	392,971	(3)
Equity compensation plans not approved by security holders	477,661	(4)	22.02	(2)	—	(5)

Totals	1,459,800		$29.64		392,971

(1)

Includes shares subject to outstanding awards granted under our 2021 Plan and 2020 Plan as of December 31, 2023, of which 680,258 shares are subject to outstanding options and 301,881 shares are subject to outstanding RSUs. As of December 31, 2023, there were 63,000 shares under the ESPP subject to purchase during the purchase period that commenced on November 16, 2023 and ends on May 15, 2024.

(2)

The weighted average exercise price is calculated based solely on the exercise prices of the outstanding options and does not reflect the shares that will be issued upon the vesting of outstanding RSUs, which have no exercise price.

(3)

Includes 254,995 shares available for future issuance under our 2021 Plan and 137,976 shares available for future issuance under our ESPP. No additional awards may be granted under the 2020 Plan and, as a result, no shares remain available for issuance for new awards under the 2020 Plan.

The number of shares available for issuance under the 2021 Plan will be annually increased on January 1 of each calendar year (beginning in 2022 and ending in 2031) by an amount equal to the lesser of (i) 5% of the total number of shares of Class A and Class X Common Stock outstanding on the final day of the immediately preceding calendar year and (ii) such smaller number of shares as is determined by our Board.

The number of shares available for issuance under the ESPP will be annually increased on January 1 of each calendar year (beginning in 2022 and ending in 2031) by an amount equal to the lesser of (i) 1% of the aggregate number of shares of Class A Common Stock and Class X Common Stock outstanding on the final day of the immediately preceding calendar year and (ii) such smaller number of shares as is determined by our Board.

(4)	Includes shares subject to outstanding awards granted under our Inducement Plan as of December 31, 2023.
(5)	No shares remain available for issuance under our Inducement Plan as of December 31, 2023.

2023 Employment Inducement Incentive Award Plan

On June 14, 2023, our Board adopted the Inducement Plan. Pursuant to applicable stock exchange rules, stockholder approval of the Inducement Plan is not required as a condition of the effectiveness of the Inducement Plan. A description of the principal features of the Inducement Plan is set forth below.

Eligibility and Administration

Only certain prospective employees of the Company and its subsidiaries are eligible to participate in the Inducement Plan. The Inducement Plan is administered by our Compensation Committee. The plan administrator will have the authority to make all determinations and interpretations under, prescribe all forms for use with, and adopt rules for the administration of the Inducement Plan, subject to its express terms and conditions. The plan administrator will also set the terms and conditions of all awards under the Inducement Plan, including any vesting and vesting acceleration conditions. Awards must be approved by the Compensation Committee or a majority of our independent directors and the authority to grant awards under the Inducement Plan may not be delegated.

Limitation on Awards and Shares Available

The maximum number of shares of Common Stock authorized for issuance under the Inducement Plan is 477,661 shares (the “Inducement Plan Share Limit”).

If an award under the Inducement Plan expires, lapses, or is terminated, exchanged for or settled for cash, surrendered, repurchased, canceled without having been fully exercised or forfeited, any shares subject to such award may, to the extent of such forfeiture, expiration or cash settlement, be used again for new grants under the Inducement Plan. Further, shares delivered to us to satisfy the applicable exercise or purchase price of an award under the Inducement Plan and/or to satisfy any applicable tax withholding obligations (including shares retained by us from the award under the Inducement Plan being exercised or purchased, and/or creating the tax obligation) will become or again be available for award grants under the Inducement Plan. The payment of dividend equivalents in cash in conjunction with any awards under the Inducement Plan will not reduce the shares available for grant under the Inducement Plan. However, the following shares may not be used again for grant under the Inducement Plan: (i) shares subject to stock appreciation rights, or SARs, that are not issued in connection with the stock settlement of the SAR on exercise, and (ii) shares purchased on the open market with the cash proceeds from the exercise of options.

Awards

The Inducement Plan provides for the grant of non-qualified stock options, restricted stock, dividend equivalents, RSUs, performance shares, other incentive awards, SARs, and cash awards. Certain awards under the Inducement Plan may provide for a deferral of compensation, subject to Section 409A of the Code, which may impose additional requirements on the terms and conditions of such awards. All awards under the Inducement Plan will be set forth in award agreements, which will detail all terms and conditions of the awards, including any applicable vesting and payment terms and post-termination exercise limitations. Awards other than cash awards generally will be settled in shares of our Common Stock, but the plan administrator may provide for cash settlement of any award. A brief description of each award type follows.

•

Stock Options. Stock options provide for the purchase of shares of our Common Stock in the future at an exercise price set on the grant date. The term of a stock option may not be longer than ten years. Vesting conditions determined by the plan administrator may apply to stock options and may include continued service, performance and/or other conditions.

•

SARs. SARs entitle their holder, upon exercise, to receive from us an amount equal to the appreciation of the shares subject to the award between the grant date and the exercise date. The exercise price of a SAR may not be less than 100% of the fair market value of the underlying share on the date of grant (except with respect to certain substitute SARs granted in connection with a corporate transaction) and the term of a SAR may not be longer than ten years. Vesting conditions determined by the plan administrator may apply to SARs and may include continued service, performance, and/or other conditions.

•

Restricted Stock. Restricted stock is an award of nontransferable shares of our Common Stock that remain forfeitable unless and until specified conditions are met, and which may be subject to a purchase price. Dividends with respect to restricted stock will only be paid to the extent that the vesting conditions of the underlying award are satisfied.

•	RSUs. RSUs are contractual promises to deliver shares of our Common Stock in the future, which may also remain forfeitable unless and until specified conditions are met, and may be accompanied by the right to receive the equivalent value of dividends paid on shares of our Common Stock prior to the delivery of the underlying shares. Delivery of the shares underlying RSUs may be deferred under the terms of the award or at the election of the participant, if the plan administrator permits such a deferral. Conditions applicable to RSUs may be based on continuing service, the attainment of performance goals, and/or such other conditions as the plan administrator may determine.

•

Other Stock or Cash-Based Awards. Other stock or cash-based awards of cash, fully vested shares of our Common Stock , and other awards valued wholly or partially by referring to, or otherwise based on, shares of our Common Stock may be granted under the Inducement Plan. Other stock or cash-based awards may be granted to participants and may also be available as a payment form in the settlement of other awards, as standalone payments and as payment in lieu of base salary, bonus, fees, or other cash compensation otherwise payable to any individual who is eligible to receive awards.

•

Dividend Equivalents. Dividend equivalents represent the right to receive the equivalent value of dividends paid on shares of our Common Stock and may be granted alone or in tandem with awards other than stock options or SARs. Dividend equivalents are credited as of dividend record dates during the period between the date an award is granted and the date such award vests, is exercised, is distributed, or expires, as determined by the plan administrator. Dividend equivalents will only be paid to the extent that the vesting conditions of the underlying award are satisfied.

Performance Awards

Performance awards include any of the foregoing awards that are granted subject to vesting and/or payment based on the attainment of specified performance goals or other criteria the plan administrator may determine, which may or may not be objectively determinable. Performance criteria upon which performance goals are established by the plan administrator may include but are not limited to: (1) net earnings (either before or after one or more of the following: (a) interest, (b) taxes, (c) depreciation, (d) amortization and (e) non-cash equity-based compensation expense); (2) gross or net sales or revenue; (3) net income (either before or after taxes); (4) adjusted net income; (5) operating earnings or profit; (6) cash flow (including, but not limited to, operating cash flow, and free cash flow); (7) return on assets; (8) return on capital; (9) return on stockholders’ equity; (10) total stockholder return; (11) return on sales; (12) gross or net profit or operating margin; (13) costs; (14) funds from operations; (15) expenses; (16) working capital; (17) earnings per share; (18) adjusted earnings per share; (19) price per share of Common Stock ; (20) regulatory achievements or compliance; (21) implementation or completion of critical projects; (22) market share; (23) economic value; (24) debt levels or reduction; (25) sales-related goals; (26) comparisons with other stock market indices; (27) operating efficiency; (28) employee satisfaction; (29) financing and other capital raising transactions; (30) recruiting and maintaining personnel; and (31) year-end cash, any of which may be measured either in absolute terms for us or any operating unit of our company or as compared to any incremental increase or decrease or as compared to results of a peer group, or to market performance indicators or indices.

Certain Transactions

The plan administrator has broad discretion to take action under the Inducement Plan, as well as make adjustments to the terms and conditions of existing and future awards, to prevent the dilution or enlargement of intended benefits, and facilitate necessary or desirable changes in the event of certain transactions and events affecting our Common Stock, such as stock dividends, stock splits, mergers, acquisitions, consolidations, and other corporate transactions. In addition, in the event of certain non-reciprocal transactions with our stockholders known as “equity restructurings,” the plan administrator will make equitable adjustments to the Inducement Plan and outstanding awards. In the event of a change in control of our company (as defined in the Inducement Plan), to the extent that the surviving entity declines to continue, convert, assume, or replace outstanding awards, then all such awards will become fully vested and exercisable in connection with the transaction. Upon or in anticipation of a change of control, the plan administrator may cause any outstanding awards to terminate at a specified time in the future and give the participant the right to exercise such awards during a period of time determined by the plan administrator in its sole discretion. Individual award agreements may provide for additional accelerated vesting and payment provisions.

Foreign Participants, Claw-Back Provisions, Transferability, and Participant Payments

The plan administrator may modify award terms, establish subplans, and/or adjust other terms and conditions of awards, subject to the share limits described above, in order to facilitate grants of awards subject to the laws and/or stock exchange rules of countries outside of the United States. All awards will be subject to the provisions of any claw-back policy implemented by our company to the extent set forth in such claw-back policy and/or in the applicable award agreement. With limited exceptions for estate planning, domestic relations orders, certain beneficiary designations and the laws of descent and distribution, awards under the Inducement Plan are generally non-transferable prior to vesting, and are exercisable only by the participant. With regard to tax withholding, exercise price, and purchase price obligations arising in connection with awards under the Inducement Plan, the plan administrator may, in its discretion, accept cash or check, shares of our Common Stock that meet specified conditions, a “market sell order,” or such other consideration as it deems suitable.

Stockholder Approval; Plan Amendment and Termination

Pursuant to applicable stock exchange rules, stockholder approval of the Inducement Plan was not required as a condition of the effectiveness of the Inducement Plan. Our Compensation Committee may amend or terminate the Inducement Plan at any time. Stockholder approval is not required for any amendment that “reprices” any stock option or SAR, or cancels any stock option or SAR in exchange for cash, or another award when the option or SAR price per share exceeds the fair market value of the underlying shares.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information known to us with respect to beneficial ownership of our Common Stock as of April 5, 2024 for (i) each director (each of whom is a nominee), (ii) each beneficial owner of 5% or greater of our Common Stock, (iii) our NEOs, and (iv) all executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC. Shares subject to options and restricted stock units that are currently vested or vest within 60 days following April 5, 2024, and shares of Class X Common Stock, are deemed to be outstanding and beneficially owned by the person holding those securities for the purpose of computing share and percentage ownership of that person, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. The percentage of shares beneficially owned is based on 4,139,261 shares of Class A Common Stock and 2,729,003 shares of Class X Common Stock outstanding as of April 5, 2024. Except as affected by applicable community property laws or as otherwise noted in the footnotes, all persons listed have sole voting and investment power for all shares shown as beneficially owned by them.

Name and Address of Beneficial Owner+	Class A Common Stock(1)	Percentage of Class	Class X Common Stock	Percentage of Class	Combined Voting Power(2)
Named Executive Officers and Directors
Carl Daikeler(3)	2,587,071	38.5%	2,576,991	94.4%	82.0%
Mark Goldston	—	—	—	—	—
Marc Suidan(4)	25,545	*	—	—	*
Michael Neimand(5)	38,347	*	—	—	*
Kathy Vrabeck(6)	37,068	*	—	—	*
Mary Conlin(7)	8,872	*	—	—	*
Kristin Frank	4,655	*	—	—	*
Michael Heller	87,156	2.1%	—	—	*
Ann Lundy	2,666	*	—	—	*
Kevin Mayer(8)	35,122	*	—	—	*
John Salter(9)	8,872	*	—	—	*
Ben Van de Bunt(10)	12,231	*	—	—	*
		*	—	—	*

All Executive Officers and Directors as a Group (12 Persons)	2,847,605	41.8%	2,576,991	94.4%	82.6%
Five Percent Stockholders
Raine Entities(11)	753,719	18.2%	—	—	2.4%
Armistice Capital Master Fund Ltd.(12)	401,907	9.7%	—	—	1.3%
Jon Congdon(13)	285,195	6.9%	—	—	*

+	Unless otherwise noted, the business address for each of the following entities or individuals is c/o The Beachbody Company, 400 Continental Blvd., 4th Floor, El Segundo, CA 90245.
*	Means less than 1%.
(1)

Based on 4,139,261 shares of Class A Common Stock outstanding as of April 5, 2024, plus for each person, the stock options and RSUs held by that person that are currently vested or will vest within 60 days of April 5, 2024, and for Mr. Daikeler, the shares of Class X Common Stock beneficially owned by him. These rights to acquire Class A Common Stock are deemed to be outstanding shares of Class A Common Stock in calculating the total beneficial ownership and percentage of beneficial ownership of an individual (and the group) but are not deemed to be outstanding as to any other person.

(2)

Based on 4,139,261 shares of Class A Common Stock and 2,729,003 shares of Class X Common Stock outstanding as of April 5, 2024, and the shares of Class A Common Stock and Class X Common Stock held by such person (or group) on April 5, 2024 exclusive of any stock options or RSUs outstanding on April 5, 2024. Each share of our Class A Common Stock outstanding on the record date is entitled to one vote per share and each share of our Class X Common Stock outstanding on the record date is entitled to ten votes per share.

(3)

Represents 2,576,991 shares of Class X Common Stock that are convertible into Class A Common Stock on a one-for-one basis and 10,080 shares of Class A Common Stock subject to options that are currently vested or will vest within 60 days following April 5, 2024.

(4)

Represents 10,039 shares of Class A Common Stock and 12,774 shares of Class A Common Stock subject to options, and 2,732 shares of Class A Common stock subject to RSUs, that are currently vested or will vest within 60 days following April 5, 2024.

(5)	Represents 6,682 shares of Class A Common Stock and 31,665 shares of class A Common Stock subject to options that are currently vested or will vest within 60 days following April 5, 2024.
(6)

Represents 22,845 shares of Class A Common Stock and 13,473 shares of Class A Common Stock subject to options, and 750 shares of Class A Common stock subject to RSUs, that are currently vested or will vest within 60 days following April 5, 2024.

(7)	Represents 4,331 shares of Class A Common Stock and 4,541 shares of Class A Common Stock subject to RSUs that will vest within 60 days following April 5, 2024.
(8)	Represents 30,581 shares of Class A Common Stock and 4,541 shares of Class A Common Stock subject to RSUs that will vest within 60 days following April 5, 2024.
(9)

Represents 4,331 shares of Class A Common Stock and 4,541 shares of Class A Common Stock subject to RSUs that will vest within 60 days following April 5, 2024. Mr. Salter has assigned his rights, title and interests in these shares to the Raine Group. See Footnote 11.

(10)

Represents 4,331 shares of Class A Common Stock and 3,359 shares of Class A Common Stock subject to options, and 4,541 shares of Class A Common stock subject to RSUs, that are currently vested or will vest within 60 days following April 5, 2024.

(11)

Based on information reported on an amendment to Schedule 13D filed with the SEC on March 4, 2024 reporting beneficial ownership as of January 24, 2024 by RPIII Rainsanity LP, a Delaware limited partnership (“Rainsanity”), RPIII Rainsanity Co-Invest 1 LLC, a Delaware limited liability company (“RPIII Co-Invest 1”), RPIII Corp SPV Management LLC, a Delaware limited liability company (“SPV Management”), RPIII Corp Aggregator LP, a Delaware limited partnership (“Corp Aggregator”); Raine Associates III Corp (“AIV 2”) GP LP, a Cayman Islands limited partnership (“Raine Associates”); Raine Management LLC, a Delaware limited liability company (“Raine Management”), The Raine Group LLC, a Delaware limited liability company (“The Raine Group”), and Raine Holdings LLC, a Delaware limited liability company (“Raine Holdings”). Represents 671,067 shares of Class A Common Stock held by Rainsanity, 78,321 shares of Class A Common Stock held by RPIII Co-Invest 1 and 4,331 shares of Class A Common Stock held by John Salter. SPV Management is the general partner of Rainsanity. Corp Aggregator is the sole manager of SPV Management. Raine Associates is the general partner of Corp Aggregator and RPIII Co-Invest 1’s manager. Raine Management is the general partner of Raine Associates. Raine Group is the manager of Raine Management. Raine Holdings is the majority member of Raine Group. John Salter has assigned all rights, title, and interest in his grants of equity and resulting shares for his service as a director of the Company, to Raine Group or its affiliates. Each of Raine Group and Raine Holdings report shared voting and dispositive power over, and may be deemed to beneficially own, all of the reported shares. Each of Raine Associates and Raine Management report shared voting and dispositive power over, and may be deemed to beneficially own, the shares of Class A Common Stock held by Rainsanity and RPIII Co-Invest 1. Each of SPV Management and Corp Aggregator report shared voting and dispositive power over, and may be deemed to beneficially own, the shares of Class A Common Stock held by Rainsanity. Each of these entities has expressly disclaimed beneficial ownership of the shares other than those shares held of record by such entity. The principal office and business address of each entity is 65 East 55th Street, 24th Floor, New York, NY 10022.

(12)

Based on information reported on the Schedule 13G filed with the SEC on February 14, 2024 reporting beneficial ownership as of December 31, 2023 by Armistice Capital, LLC (“Armistice Capital”) and Steven Boyd, who each report shared voting and investment power over the 401,907 shares of Class A Common Stock held by Armistice Capital Master Fund Ltd. (the “Master Fund”). Armistice Capital is the investment manager of the Master Fund and pursuant to an Investment Management Agreement, Armistice Capital exercises voting and investment power over, and may be deemed to beneficially own, the shares held by the Master Fund. Steven Boyd, as the managing member of Armistice Capital, may be deemed to beneficially own the shares held by the Master Fund. The address of Armistice Capital and Mr. Boyd is 510 Madison Avenue, 7th Floor, New York, NY 10022.

(13)	Based on information reported on an amendment to Schedule 13D filed with the SEC by Mr. Congdon on March 25, 2024 reporting ownership as of March 21, 2024.

DELINQUENT SECTION 16(A) REPORTS

Section 16(a) of the Exchange Act requires our executive officers and directors and persons who beneficially own more than 10% of our Common Stock to file initial reports of beneficial ownership and reports of changes in beneficial ownership with the SEC. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms filed by such person.

Based solely on our review of such forms furnished to us, and written representations from certain reporting persons, we believe that all filing requirements applicable to our executive officers, directors and greater-than-10% stockholders during the fiscal year ended December 31, 2023, were satisfied.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Since January 1, 2023, there has not been, nor is there any proposed transaction in which we were or will be a party or in which we were or will be a participant, involving an amount that exceeded or will exceed $120,000 and in which any director, executive officer, beneficial owner of more than 5% of any class of our voting securities, or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than the compensation arrangements and other agreements and transactions which are described in “Compensation Discussion and Analysis” section and the transactions described below.

Legal Services with Cozen O’Connor

Michael Heller, a minority shareholder and member of the Board of Directors is also a shareholder and Chief Executive Officer of a law firm, Cozen O’Connor P.C., that provides legal services to the Company. Total payments to Cozen O’Connor were $0.5 million during the year ended December 31, 2023. The Company’s accounts payable related to the firm was zero as of December 31, 2023.

Payments under Royalty Agreement

The Company has a royalty agreement with a company related to Carl Daikeler, our controlling stockholder and Chief Executive Officer. The company related to Mr. Daikeler assisted us with the development of several products and receives royalties based on the sales of these products. Total payments to the company related to Mr. Daikeler were approximately $0.4 million for the year ended December 31, 2023. As of December 31, 2023, there was approximately $0.2 million to the company related to Mr. Daikeler pursuant to the royalty agreement.

Indemnification agreements

We have entered into indemnification agreements with each of our directors and executive officers. These indemnification agreements, our Charter and our Bylaws require us to indemnify our directors to the fullest extent not prohibited by Delaware law. Subject to certain limitations, our Bylaws also require us to advance expenses incurred by our directors and officers.

There is no pending litigation or proceeding naming any of our directors or officers to which indemnification is being sought, and we are not aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

Policies and procedures for related party transactions

We have adopted a related-party transaction policy setting forth the policies and procedures for the review and approval or ratification of transactions involving us and “related persons.” For the purposes of this policy, “related persons” includes our executive officers and directors or their immediate family members, stockholders owning five percent or more of our outstanding Common Stock and their immediate family members and entities in which any of the foregoing persons is a partner or principal or in a similar position or in which such person has a ten percent or greater beneficial ownership interest.

The policy covers, with certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships in which we were or are to be a participant, where the amount involved exceeds $120,000 and a related person had or will have a direct or indirect material interest, including, without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related person. In reviewing and approving any such transactions, our audit committee is tasked to consider all relevant facts and circumstances, including, but not limited to, whether the transaction is on terms comparable to those that could be obtained in an arm’s length transaction with an unrelated party and the extent of the related person’s interest in the transaction. All related-party transactions may only be consummated if our audit committee has approved or ratified such transaction in accordance with the guidelines set forth in the policy. Any member of the audit committee who is a related person with respect to a transaction under review will not be permitted to participate in the deliberations or vote respecting approval or ratification of the transaction. However, such director may be counted in determining the presence of a quorum at a meeting of the audit committee that considers the transaction.

PROPOSAL 3: ADVISORY APPROVAL OF THE COMPANY’S EXECUTIVE COMPENSATION

✓	OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE COMPENSATION OF OUR NEOs.

As required by Section 14A(a)(1) of the Exchange Act, the below resolution enables our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers (also referred to as “NEOs”) as disclosed in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal (the “Say-On-Pay Vote”), gives our stockholders the opportunity to express their views on our NEOs’ compensation. The Say-on-Pay Vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this Proxy Statement. The Board has determined, consistent with the feedback from our stockholders, that we will hold this vote every year.

We encourage our stockholders to review the “Compensation Discussion and Analysis” section of this Proxy Statement for more information.

As an advisory approval, this proposal is not binding upon us or our Board. However, the Compensation Committee, which is responsible for the design and administration of our executive compensation program, values the opinions of our stockholders expressed through your vote on this proposal. The Board and Compensation Committee will consider the outcome of this vote in making future compensation decisions for our NEOs. Accordingly, we ask our stockholders to vote FOR the following resolution at the annual meeting:

“RESOLVED, that the compensation paid to the company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”

Required Vote

Adoption of this proposal requires the affirmative vote of the majority of the votes cast (meaning the number of shares voted “for” a proposal must exceed the number of shares voted “against” such proposal). Abstentions and broker non-votes are not considered votes cast for the foregoing purpose, and will have no effect on the vote for this proposal.

The Say-on-Pay Vote is not binding on us, the Board or the Compensation Committee. The vote on this proposal will, therefore, not affect any compensation already paid or awarded to any NEO and will not overrule any decisions previously made by the Board or the Compensation Committee. Because we highly value the opinions of our stockholders, our Board and Compensation Committee will consider the results of the Say-on-Pay Vote when making future executive compensation decisions as they deem appropriate.

Recommendation of the Board of Directors

Our Board of Directors unanimously recommends that the stockholders vote “FOR” the approval, on an advisory (non-binding) basis, of the compensation of our NEOs, as disclosed in this Proxy Statement.

Advisory approval of the Company’s executive compensation	✓	OUR BOARD RECOMMENDS YOU VOTE “FOR” THE ADVISORY APPROVAL OF THE COMPENSATION OF OUR NEOS

PROPOSAL 4: APPROVAL OF AMENDMENT TO THE BEACHBODY COMPANY, INC. 2021 INCENTIVE AWARD PLAN

✓	OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE AMENDMENT TO THE BEACHBODY COMPANY, INC. 2021 INCENTIVE AWARD PLAN.

Introduction

On March 25, 2024, our Board adopted an amendment to The Beachbody Company, Inc. 2021 Incentive Award Plan (the “Plan”), which increases the aggregate number of shares reserved for issuance under the Plan by 350,000 shares (the “Amendment”).

The Amendment is subject to stockholder approval. If approved by our stockholders, the Amendment will become effective as of the date of this Annual Meeting (the “Amendment Effective Date”). The Board recommends that you vote “FOR” the approval of the Amendment.

Within this Proposal 4, we refer to the Plan, as amended by the Amendment, as the “Amended Plan.”

Overview of Proposed Amendment

We strongly believe that an employee equity compensation program is a necessary and powerful incentive and retention tool that benefits all stockholders. As of March 31, 2024, a total of 1,565,891 shares of our Class A and Class X Common Stock were reserved under the Plan, the aggregate number of shares of Common Stock subject to awards under the Plan was 849,878 and a total of 508,629 shares of Common Stock remained available under the Plan for future issuance.

In addition, the Plan contains an “evergreen provision” that allows for an annual increase in the number of shares reserved for issuance under the Plan on January 1 of each year during the ten-year term of the Plan. The annual increase in the number of shares under the Plan is equal to the lesser of: (i) 5% of the aggregate number of shares of Class A Common Stock and Class X Common Stock outstanding on the final day of the immediately preceding calendar year and (ii) such smaller number of shares as is determined by the Board. The automatic increases pursuant to the evergreen provision of the Plan that have occurred prior to March 31, 2024 are included in the total number of shares reserved for issuance under the Plan set forth above.

Pursuant to the Amendment, an additional 350,000 shares will be reserved for issuance under the Amended Plan. In addition, the evergreen provision described above will remain in effect. Under the Amended Plan, the evergreen provision will allow for an annual increase in the number of shares reserved for issuance under the Restated Plan on January 1 of each year through and including January 1, 2031.

Why Stockholders Should Vote to Approve the Amendment

The Plan was adopted and approved by our stockholders in connection with our business combination in 2021. The Plan, the 2020 Plan and the Inducement Plan are the only equity-based incentive plans maintained by the Company. We are asking our stockholders to approve the Amendment because we believe the availability of an adequate reserve of shares under the Plan is an integral part of our compensation program, as well as our continued growth and success. In addition, the additional 350,000 shares will help ensure we can attract and retain the talent necessary to enable this continued growth and success. If the Amendment is not approved, we believe the foregoing goals will be adversely affected. More specifically:

•

Equity Incentive Awards Are an Important Part of Our Compensation Philosophy. We believe our future success depends on our ability to attract, motivate, and retain high quality talent, and that the ability to continue to provide equity-based incentives is critical to achieving this success as we compete for talent in an industry in which equity compensation is market practice and is expected by many existing personnel and prospective candidates. In addition, by providing equity-based incentives, we further enhance the ownership mindset of our executives and employees, and directly align executives’ and employees’ interests with those of our shareholders (as the value of the equity-based incentives are tied directly to our stock price performance). The Plan was structured to provide the Company with the necessary flexibility to design long-term incentive programs for our employees that align with our compensation philosophy, and more effectively support the strategic priorities of our organization. By maintaining a long-term incentive plan such as the Amended Plan, our Compensation Committee will be able to design and implement compensation programs that retain our key employees, compensate those employees based on the performance of the Company and other individual performance factors, align the goals and objectives of our employees with the interests of our stockholders and promote a focus on long-term value creation.

•

The Plan Soon Will No Longer Have Shares Available for Grant. Under the Company’s current forecasts, the shares remaining available for issuance under the Plan will likely be inadequate to meet our equity needs for 2025 and beyond, and we will not be able to continue to issue equity to our current employees, consultants and non-employee directors unless our stockholders approve the Amendment. In order for the Company to continue to grant equity compensation with a value consistent with historic grant practices, additional shares are required. As such, in determining to approve the Amendment, the Board was primarily motivated by a desire to ensure the Company has an available pool of shares from which to grant long-term equity incentive awards in future years.

•

Increased Cash Compensation Would Affect Our Operations. While the Company could increase cash compensation if it is unable to grant equity compensation, the Company anticipates that it will have difficulty attracting, retaining and motivating its employees, consultants and directors if it is unable to grant equity awards to them. Any significant increase in cash compensation in lieu of equity awards would reduce the cash otherwise available for operations and investment in our business.

•

We Manage Our Equity Incentive Award Use Carefully. We manage our long-term stockholder dilution and share usage and expense by limiting the number of equity awards granted annually. We expect that the Amendment will help cover equity-based incentive awards for an additional two to three years. Our Compensation Committee carefully monitors our equity share usage to ensure that we maximize stockholder value by granting only the appropriate number of equity awards necessary to attract, reward and retain employees, non-employee directors and consultants.

Information on Equity Compensation Plans as of March 31, 2024

The information included in this Proxy Statement is updated by the following information regarding all existing equity compensation plans as of March 31, 2024.

Number of Shares
Options outstanding(1)	1,130,389
Weighted average exercise price of outstanding options	$29.94
Weighted average remaining term of outstanding options	7.7 years
Total number of shares subject to full-value awards outstanding(2)	361,599
Total number of shares available for grant (3)	508,629
Total number of shares of Common Stock outstanding	6,867,477

(1)

Includes both time-based and performance-based stock options. Of this amount, 477,661 shares are subject to options granted pursuant to the Inducement Plan, which have an exercise price per share equal to $22.02.

(2)	Includes RSUs.
(3)

Provides total number of shares available for grant under the Plan. The Plan and our Inducement Plan are the only equity plans under which we may currently grant new equity awards; however, we currently do not have shares available for grant under the Inducement Plan. The number of shares remaining available for future grant assumes performance-based awards are issued based on achievement of “target” performance goals (as applicable). Does not include (i) our 2020 Plan, since no additional awards may be granted under the 2020 Plan; (ii) our 2021 Employee Stock Purchase Plan, which is a tax-qualified stock purchase plan; or (iii) possible future increases to the share reserve under the “evergreen provision” of the Plan.

Background of Determination of Shares under the Amendment

As mentioned above, in its determination to approve the Amendment, the Board was primarily motivated by a desire to ensure the Company has an available pool of shares from which to grant long-term equity-based incentive awards, which the Board believes is an incentive and retention mechanism for our employees, consultants and non-employee directors. If we exhaust the share reserve under the Plan without approval of the Amendment, we would lose an important element of our compensation program that is essential to attract, motivate and retain highly qualified talent, and that aligns the interests of our employees with the interests of our stockholders.

The Board considered key factors in making its determination including our historical grant rates, current and future share needs relative to the Company’s business and compensation objectives, the shares remaining available for issuance under the Plan, and the potential dilution associated with the Plan.

This review included a consideration of the following key metrics, factors and philosophies:

•

In fiscal year 2023, we granted equity awards covering 1,075,904 shares of our Common Stock, of which 318,440 were performance-based awards granted to our executives. On average, over the fiscal 2021 – 2023 period, we granted 614,185 shares annually. The amounts include performance-based awards based on the achievement of “target” performance goals.

•

Our three-year average annual share pool usage over the most recently completed three-year period (or “burn rate”) was approximately 8.3%, as shown in the following table (recognizing that a significant majority of option awards granted continue to remain unexercisable).

	2021	2022	2023	Three-Year Average
Stock Options Granted	215,509	456,071	261,288	310,956
RSUs Granted	11,469	73,861	496,176	193,835
Performance-Based Options Granted (at “target”)	9,741	—	318,440	109,394
Performance-Based Options Vested(1)	—	1,680	—	560
Total Shares Granted(2)	226,978	531,612	757,464	505,351
Burn Rate(3)	4.1%	8.6%	12.1%	8.3%
Weighted Average Shares Outstanding (Basic)	5,507,175	6,149,784	6,238,777	—

(1)

Reflects the number of shares subject to performance-based options that have vested in the applicable year based on actual achievement of applicable performance goals. In 2021, 1,343 shares subject to performance-

based options were amended such that the shares vest based solely on the continuation of employment. In 2022, 6,718 shares subject to performance-based options were forfeited. No performance-based options were forfeited in 2021 or in 2023.
(2)	“Total Shares Granted” reflects the aggregate amount of time-based options and RSUs granted in the applicable year and performance-based options and RSUs vested.
(3)	Burn Rate reflects the Total Shares Granted divided by Basic Weighted Average Shares Outstanding in the applicable year.

•

An additional metric that we use to measure the cumulative dilutive impact of our equity-based awards program is fully-diluted overhang, which is the sum of (1) the number of shares subject to equity awards outstanding, but not exercised or settled and (2) the number of shares available to be granted under our equity compensation plans, divided by the sum of (1) the total common shares outstanding, (2) the number of shares subject to equity awards outstanding but not exercised or settled, and (3) the number of shares available to be granted under our equity compensation plans. Our approximate fully-diluted overhang as of March 31, 2024 was 22.6%. If the Amendment had been approved as of such date, our approximate potential overhang, on a fully-diluted basis (and disregarding possible future increases under the Plan’s evergreen provision), would increase by 2.9% to 25.5% and then would decline over time.

If approved by our stockholders, the Amendment would increase the aggregate number of shares available for grant by 350,000 shares of Common Stock to a total of 1,915,891 shares of Common Stock.

In light of the factors described above, the Board believes that the size of the share reserve proposed by the Amendment is reasonable and appropriate at this time.

Stockholder Approval

As mentioned above, if the Amendment is approved, then an aggregate of 1,915,891 shares of our Common Stock will be reserved for issuance pursuant to the Amended Plan (disregarding possible future increases under the Plan’s evergreen provision). Approval of the Amendment will constitute approval pursuant to the NYSE stockholder approval requirements applicable to equity compensation plans.

If our stockholders do not approve the Amendment pursuant to this Proposal 4, the additional shares proposed by the Amendment will not become available for issuance; instead, the Plan will continue in full force and effect, without giving effect to the Amendment, and we may continue to grant equity-based awards under the Plan subject to shares remaining available for grant under the Plan.

Material Terms of the Amended Plan

This section summarizes certain principal features of the Amended Plan. The summary is qualified in its entirety by reference to the complete text of the Plan, as amended by the Amendment, which is attached as Annex B to this Proxy Statement. A copy of the Plan is attached as Exhibit 10.4 to the Annual Report on Form 10-K that we filed with the SEC on March 11, 2024.

Eligibility and Administration. Our employees, consultants and non-employee directors, and employees and consultants of our subsidiaries, are eligible to receive awards under the Amended Plan. Currently, approximately 536 employees, seven non-employee directors and 1,000 other individual service providers are eligible to receive awards under the Amended Plan.

The Amended Plan is administered by our Board or a committee of our Board, either of which may delegate its duties and responsibilities to one or more committees of our directors and/or officers (referred to collectively as the plan administrator), subject to the limitations imposed under the Amended Plan and applicable laws. The plan administrator will have the authority to take all actions and make all determinations under the Amended Plan, to interpret the Amended Plan and award agreements and to adopt, amend and repeal rules for the administration of the Amended Plan as it deems advisable. The plan administrator will also have the authority to determine which service providers receive awards, grant awards and set the terms and conditions of all awards under the Amended Plan, including any vesting and vesting acceleration provisions, subject to the conditions and limitations in the Amended Plan.

Limitation on Awards and Shares Available. Prior to the Amendment, an aggregate of 1,565,891 shares of our Class A and Class X Common Stock were reserved for issuance under awards granted pursuant to the Plan. As of March 31, 2024, there were 508,629 shares remaining available for grant under the Plan (assuming the payout of outstanding performance-based awards at “target” performance goals and disregarding possible future increases under the Plan’s evergreen provision). As described above, if this Proposal 4 is approved, then an aggregate of 1,915,891 shares of our Class A and Class X Common Stock will be reserved for issuance under awards granted pursuant to the Amended Plan, which includes (i) the 508,629 shares available for future issuance as of March 31, 2024 (assuming the payout of outstanding performance-based awards at “target” performance goals), (ii) the number of shares already issued under the Plan as of such date, (iii) the number of shares covered by outstanding awards granted under the Plan as of such date and (iv) the 350,000 new shares subject to the Amendment. In addition, the Plan contains an “evergreen provision” that allows for an annual increase in the number of shares reserved for issuance under the Plan on January 1 of each year during the ten-year term of the Plan, equal to the lesser of: (i) 5% of the aggregate number of shares of Class A Common Stock and Class X Common Stock outstanding on the final day of the immediately preceding calendar year and (ii) such smaller number of shares as is determined by the Board.

If an award under the Amended Plan is forfeited, expires, is settled for cash or is repurchased at or below the price paid by the participant for such shares, any shares subject to such award may, to the extent of such forfeiture, expiration, cash settlement or repurchase, be used again for new grants under the Amended Plan. Shares tendered or withheld to satisfy the exercise price or tax withholding obligation for any award will not reduce the shares available for grant under the Amended Plan. However, the following shares may not be used again for grant under the Amended Plan: (i) shares subject to stock appreciation rights (“SARs”) that are not issued in connection with the stock settlement of the SAR on exercise, and (ii) shares purchased on the open market with the cash proceeds from the exercise of options. The payment of dividend equivalents in cash in conjunction with any awards under the Amended Plan will not reduce the shares available for grant under the Amended Plan. Shares issued under the Amended Plan may be authorized but unissued shares, treasury shares or shares purchased in the open market.

Awards granted under the Amended Plan upon the assumption of, or in substitution for, awards authorized or outstanding under a qualifying equity plan maintained by an entity with which we enter into a merger or similar corporate transaction will not reduce the shares available for grant under the Amended Plan but will count against the maximum number of shares that may be issued upon the exercise of ISOs.

The Amended Plan provides that the sum of any cash compensation and the aggregate grant date fair value (determined as of the date of the grant under ASC Topic 718, or any successor thereto) of all awards granted to a non-employee director as compensation for services as a non-employee director with respect to any fiscal year, or director limit, may not exceed $750,000 (which limits shall not apply to the compensation for any non-employee director of the Company who serves in any capacity in addition to that of a non-employee director for which he or she receives additional compensation).

Types of Awards

The Amended Plan provides for the grant of stock options, including ISOs and nonqualified stock options (“NSOs”), SARs, restricted stock, dividend equivalents, RSUs and other stock or cash based awards. Certain awards under the Amended Plan may constitute or provide for payment of “nonqualified deferred compensation” under Section 409A of the Code, which may impose additional requirements on the terms and conditions of such awards. All awards under the Amended Plan are evidenced by award agreements, which detail the terms and conditions of awards, including any applicable vesting (including performance-based vesting) and payment terms and post-termination exercise limitations. Awards other than cash awards generally are settled in shares of our Common Stock, but the applicable award agreement may provide for cash settlement of any award. A brief description of each award type follows.

•

Stock Options and SARs. Stock options provide for the purchase of shares of our Common Stock in the future at an exercise price set on the grant date. ISOs, in contrast to NSOs, may provide tax deferral beyond exercise and favorable capital gains tax treatment to their holders if certain holding period and other requirements of the Code are satisfied. SARs entitle their holder, upon exercise, to receive from us an amount equal to the appreciation of the shares subject to the award between the grant date and the exercise date. Unless otherwise determined by our Board, the exercise price of a stock option or SAR may not be less than 100% of the fair market value of the underlying share on the grant date (or 110% in the case of ISOs granted to certain significant stockholders), except with respect to certain substitute awards granted in connection with a corporate transaction. The term of a stock option or SAR may not be longer than ten years (or five years in the case of ISOs granted to certain significant stockholders).

•

Restricted Stock. Restricted stock is an award of nontransferable shares of our Common Stock that are subject to certain vesting conditions and other restrictions. Dividends with respect to restricted stock will only be paid to the extent that the vesting conditions of the underlying award are satisfied.

•

RSUs. RSUs are contractual promises to deliver shares of our Common Stock in the future, which may also remain forfeitable unless and until specified conditions are met and may be accompanied by the right to receive the equivalent value of dividends paid on shares of Common Stock prior to the delivery of the underlying shares (i.e., dividend equivalent rights). The plan administrator may provide that the delivery of the shares underlying RSUs will be deferred on a mandatory basis or at the election of the participant. The terms and conditions applicable to RSUs will be determined by the plan administrator, subject to the conditions and limitations contained in the Amended Plan.

•

Other Stock or Cash Based Awards. Other stock or cash based awards are awards of cash, fully vested shares of our Common Stock and other awards valued wholly or partially by referring to, or otherwise based on, shares of our Common Stock. Other stock or cash based awards may be granted to participants and may also be available as a payment form in the settlement of other awards, as standalone payments and as payment in lieu of compensation to which a participant is otherwise entitled.

•

Dividend Equivalents. Dividend equivalents represent the right to receive the equivalent value of dividends paid on shares of our Common Stock and may be granted alone or in tandem with awards other than stock options or SARs. Dividend equivalents are credited as of the dividend record dates during the period between the date an award is granted and the date such award vests, is exercised, is distributed or expires, as determined by the plan administrator. Dividend equivalents will only be paid to the extent that the vesting conditions of the underlying award are satisfied.

Certain Transactions

The plan administrator has broad discretion to take action under the Amended Plan, as well as make adjustments to the terms and conditions of existing and future awards, to prevent the dilution or enlargement of intended benefits and facilitate necessary or desirable changes in the event of certain transactions and events affecting our Common Stock, such as stock dividends, stock splits, mergers, acquisitions, consolidations and other corporate transactions. In addition, in the event of certain non-reciprocal transactions with our stockholders known as “equity restructurings,” the plan administrator will make equitable adjustments to the Amended Plan and outstanding awards.

The Amended Plan provides that, in the event of a change in control (as defined in the Amended Plan), to the extent that the surviving entity declines to continue, convert, assume or replace outstanding awards, then all such awards will become fully vested and exercisable in connection with the transaction.

Repricing

The plan administrator may, without approval of the stockholders, reduce the exercise price of any stock option or SAR, or cancel any stock option or SAR in exchange for cash, other awards or stock options or SARs with an exercise price per share that is less than the exercise price per share of the original stock options or SARs.

Plan Amendment and Termination

Our Board may amend or terminate the Amended Plan at any time; however, no amendment, other than an amendment that increases the number of shares available under the Amended Plan, may materially and adversely affect an award outstanding under the Amended Plan without the consent of the affected participant, and stockholder approval will be obtained for any amendment to the extent necessary to comply with applicable laws, or any amendment to increase the annual director limit. The Amended Plan will remain in effect until February 8, 2031, which is the tenth anniversary of the date on which the Plan was adopted, unless earlier terminated. No awards may be granted under the Amended Plan after its termination.

Foreign Participants, Clawback Provisions, Transferability and Participant Payments

The plan administrator may modify award terms, establish subplans and/or adjust other terms and conditions of awards, subject to the share limits described above, in order to facilitate grants of awards subject to the laws and/or stock exchange rules of countries outside of the United States. All awards will be subject to any company clawback policy as set forth in such clawback policy or the applicable award agreement. Awards under the Amended Plan are generally non-transferrable, except by will or the laws of descent and distribution, or, subject to the plan administrator’s consent, pursuant to a domestic relations order, and are generally exercisable only by the participant. With regard to tax withholding, exercise price and purchase price obligations arising in connection with awards under the Amended Plan, the plan administrator may, in its discretion, accept cash or check, shares of our Common Stock that meet specified conditions, a “market sell order” or such other consideration as it deems suitable.

Material U.S. Federal Income Tax Consequences

The following is a general summary under current law of the principal United States federal income tax consequences related to awards under the Amended Plan. This summary deals with the general federal income tax principles that apply and is provided only for general information. Some kinds of taxes, such as state, local and foreign income taxes and federal employment taxes, are not discussed. This summary is not intended as tax advice to participants, who should consult their own tax advisors.

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Non-Qualified Stock Options. If an optionee is granted an NSO under the Amended Plan, the optionee should not have taxable income on the grant of the option. Generally, the optionee should recognize ordinary income at the time of exercise in an amount equal to the fair market value of the shares acquired on the date of exercise, less the exercise price paid for the shares. The optionee’s basis in the Common Stock for purposes of determining gain or loss on a subsequent sale or disposition of such shares generally will be the fair market value of our Common Stock on the date the optionee exercises such option. Any subsequent gain or loss will be taxable as a long-term or short-term capital gain or loss. We or our subsidiaries or affiliates generally should be entitled to a federal income tax deduction at the time and for the same amount as the optionee recognizes ordinary income.

•	Incentive Stock Options. A participant receiving ISOs should not recognize taxable income upon grant. Additionally, if applicable holding period requirements are met, the participant should not recognize taxable income at the time of exercise. However, the excess of the fair market value of the shares of our Common Stock received over the option exercise price is an item of tax preference income potentially subject to the alternative minimum tax. If stock acquired upon exercise of an ISO is held for a minimum of two years from the date of grant and one year from the date of exercise and otherwise satisfies the ISO requirements, the gain or loss (in an amount equal to the difference between the fair market value on the date of disposition and the exercise price) upon disposition of the stock will be treated as a long-term capital gain or loss, and we will not be entitled to any deduction. If the holding period requirements are not met, the ISO will be treated as one that does not meet the requirements of the Code for ISOs and the participant will recognize ordinary income at the time of the disposition equal to the excess of the amount realized over the exercise price, but not more than the excess of the fair market value of the shares on the date the ISO is exercised over the exercise price, with any remaining gain or loss being treated as capital gain or capital loss. We or our subsidiaries or affiliates generally are not entitled to a federal income tax deduction upon either the exercise of an ISO or upon disposition of the shares acquired pursuant to such exercise, except to the extent that the participant recognizes ordinary income on disposition of the shares.

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Other Awards. The current federal income tax consequences of other awards authorized under the Amended Plan generally follow certain basic patterns: SARs are taxed and deductible in substantially the same manner as NSOs; nontransferable restricted stock subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value over the price paid, if any, only at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant through a Section 83(b) election); RSUs, dividend equivalents and other stock or cash based awards are generally subject to tax at the time of payment. We or our subsidiaries or affiliates generally should be entitled to a federal income tax deduction at the time and for the same amount as the optionee recognizes ordinary income.

Section 409A of the Code

Certain types of awards under the Amended Plan may constitute, or provide for, a deferral of compensation subject to Section 409A of the Code. Unless certain requirements set forth in Section 409A of the Code are complied with, holders of such awards may be taxed earlier than would otherwise be the case (e.g., at the time of vesting instead of the time of payment) and may be subject to an additional 20% penalty tax (and, potentially, certain interest, penalties and additional state taxes). To the extent applicable, the Amended Plan and awards granted under the Amended Plan are intended to be structured and interpreted in a manner intended to either comply with or be exempt from Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance that may be issued under Section 409A of the Code. To the extent determined necessary or appropriate by the plan administrator, the Amended Plan and applicable award agreements may be amended to further comply with Section 409A of the Code or to exempt the applicable awards from Section 409A of the Code.

New Plan Benefits

Except with respect to grants of RSUs that will be awarded to each non-employee director serving on our Board on the date of this Annual Meeting as reflected in the table below, the number of awards that our named executive officers, directors, other executive officers and other employees and consultants may receive under the Amended Plan in the future will be determined in the discretion of our Board or Compensation Committee, and neither our Board nor the Compensation Committee has made any determination to make future grants to any persons under the Amended Plan as of the date of this Annual Meeting. Therefore, it is not possible to determine the future benefits that will be received by these participants under the Amended Plan, or the benefits that would have been received by such participants if the Amended Plan had been in effect in the year ended December 31, 2023.

Name and Position	Dollar Value ($)(1)	Number of Shares (#)
Carl Daikeler, Co-Founder and Chief Executive Officer	—	—
Mark Goldston, Executive Chairman	—	—
Marc Suidan, Chief Financial Officer	—	—
Michael Neimand, President, Beachbody	—	—
Kathy Vrabeck, Chief Operating Officer	—	—
All Current Executive Officers as a Group	—	—
All Current Non-Employee Directors as a Group	(1)	(2)
All Non-Executive Officer Employees, including all Current Officers who are not Executive Officers, as a Group	—	—

(1)

Pursuant to our Director Compensation Program, each non-employee director serving on our Board on the date of the annual meeting of stockholders will be awarded an RSU award covering a number of shares having an aggregate value equal to $200,000. In addition, we intend on granting each eligible director an additional award of either cash or shares, the value of which has not yet been determined. For more information on this award, please see the section below titled, “2023 Director Compensation”.

(2)	The aggregate number of RSUs to be granted to non-employee directors is not included in the table above as their equity awards will depend on the value of our Common Stock on the grant date.

Plan Benefits

The table below sets forth summary information concerning the number of shares of our Common Stock subject to equity awards granted to certain persons under the Plan as of April 15, 2024. The closing per share market value of our stock on April 15, 2024 was $9.05.

Certain awards set forth in this table for the named executive officers were granted in 2023 and therefore also are included in the Summary Compensation Table and in the Grants of Plan-Based Awards Table set forth in this Proxy Statement and are not additional awards. Certain awards set forth in this table for the non-employee directors were granted in 2023 and therefore also are included in the Director Compensation Table set forth in this Proxy Statement and are not additional awards.

Name and Position	Options (#)	Performance- Based Stock Options (#)(1)	Restricted Stock Units (#)
Carl Daikeler, Co-Founder and Chief Executive Officer	20,158	—	—
Mark Goldston, Executive Chairman	—	—	—
Marc Suidan, Chief Financial Officer	30,546	—	79,496
Michael Neimand, President, Beachbody	21,719	—	45,479
Kathy Vrabeck, Chief Operating Officer	29,630	—	73,294
All Current Executive Officers as a Group	102,053	—	198,269
All Current Non-Employee Directors as a Group	—	—	60,763
Current Director Nominees:
Mary Conlin	—	—	8,872
Kristin Frank	—	—	9,196
Michael Heller	—	—	8,872
Ann Lundy	—	—	7,207
Kevin Mayer	—	—	8,872
John Salter	—	—	8,872
Ben Van de Bunt	—	—	8,872
Each Associate of any such Directors, Executive Officers or Nominees	—	—	—
Each Other Person who Received or are to Receive 5% of Such Options or Rights	—	—	—
All Employees, Including all Current Officers who are not Executive Officers, as a Group	582,592	9,741	508,468

(1)	Based on “target” performance-based awards granted for currently outstanding awards; otherwise based on actual performance-based awards vested.

Board Recommendation

Our Board recommends you vote “FOR” the proposal to approve the Amendment to The Beachbody Company, Inc. 2021 Incentive Award Plan.

Approval of Amendment to Plan	✓	OUR BOARD RECOMMENDS YOU VOTE “FOR” THE AMENDMENT TO THE PLAN

STOCKHOLDER PROPOSALS

Stockholders may present proposals for action at a future meeting only if they comply with the requirements of the proxy rules established by the SEC and our Bylaws. Pursuant to Rule 14a-8 under the Exchange Act, stockholder proposals that are intended to be presented at our 2025 annual meeting of stockholders and included in the proxy statement, form of proxy and other proxy solicitation materials related to that meeting must be received by us no later than December 25, 2024. Stockholders are also advised to review our Bylaws, which contain additional advance notice requirements, including requirements with respect to advance notice of stockholder proposals and director nominations. Under our Bylaws, the deadline for submitting a stockholder proposal outside of Rule 14a-8 or a nomination for director that you intend to present at our 2025 annual meeting of stockholders is not later than the close of business on the 90th day (January 24, 2025), nor earlier than the 120th day (December 25, 2024) prior to the anniversary date of the immediately preceding annual meeting; provided, however, that in the event that no annual meeting was held in the previous year or the annual meeting is called for on a date that is not more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder must be so received not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the date on which public announcement of the date of such meeting is first made.

In addition to satisfying the foregoing requirements under the company’s bylaws, to comply with the universal proxy rules (once they become effective), stockholders who intend to solicit proxies in support of director nominees other than the company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than April 15, 2025. In connection with our annual meeting of stockholders in 2025, we intend to file a proxy statement and a WHITE proxy card with the SEC in connection with our solicitation of proxies for that meeting.

Stockholder proposals must be in writing and should be addressed to our Corporate Secretary, Jonathan Gelfand, at our principal executive offices at 400 Continental Blvd., Suite 400, El Segundo, California 90245. It is recommended that stockholders submitting proposals direct them to our Secretary and utilize certified mail, return receipt requested in order to provide proof of timely receipt. The Chairman of the Annual Meeting reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements, including conditions set forth in our Bylaws and conditions established by the SEC.

STOCKHOLDERS SHARING THE SAME LAST NAME AND ADDRESS

To reduce the expense of delivering duplicate proxy materials to stockholders who may have more than one account holding our stock but sharing the same address, we have adopted a procedure approved by the SEC called “householding.” Under this procedure, certain stockholders of record who have the same address and last name, and who do not participate in electronic delivery of proxy materials, will receive only one copy of our Proxy Statement and Annual Report and, as applicable, any additional proxy materials that are delivered until such time as one or more of these stockholders notifies us that they want to receive separate copies. This procedure reduces duplicate mailings and saves printing costs and postage fees, as well as natural resources. Stockholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.

If you receive a single set of proxy materials as a result of householding, and you would like to have separate copies of our annual report and other proxy materials mailed to you, please submit a written request to our Corporate Secretary, Jonathan Gelfand, c/o The Beachbody Company, Inc., 400 Continental Blvd., Suite 400, El Segundo, California 90245, or email our Investor Relations at IR@BODi.com, and we will promptly send you what you have requested. You can also contact our Corporate Secretary or Investor Relations if you received multiple copies of the annual meeting materials and would prefer to receive a single copy in the future, or if you would like to opt out of householding for future mailings.

AVAILABLE INFORMATION

We are subject to the informational requirements of the Exchange Act, and, in accordance therewith, file reports and other information with the SEC. The SEC maintains an Internet site that contains our reports, proxies and information statements that we have filed electronically with the SEC at http://www.sec.gov. The information contained on our website, other than this Proxy Statement, is not considered proxy solicitation material and is not incorporated by reference herein.

A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2023 (INCLUDING FINANCIAL STATEMENTS AND SCHEDULES THERETO), WHICH WE FILED WITH THE SEC ON MARCH 11, 2024, WILL BE PROVIDED WITHOUT CHARGE TO ANY PERSON TO WHOM THIS PROXY STATEMENT IS MAILED UPON THE WRITTEN REQUEST OF ANY SUCH PERSON TO C/O CORPORATE SECRETARY, JONATHAN GELFAND, THE BEACHBODY COMPANY, INC., 400 CONTINENTAL BLVD, SUITE 400, EL SEGUNDO, CALIFORNIA 90245. THE SHARE OWNERSHIP OF THE STOCKHOLDER SUBMITTING THE STOCKHOLDER PROPOSAL MAY BE OBTAINED BY USING THE CONTACT INFORMATION ABOVE.

OTHER MATTERS

We do not know of any business, other than as described in this Proxy Statement that should be considered at the Annual Meeting. If any other matters should properly come before the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxies held by them in accordance with their best judgment.

To assure the presence of the necessary quorum and to vote on the matters to come before the Annual Meeting, please indicate your choices on the enclosed proxy and date, sign, and return it promptly in the envelope provided. The signing of a proxy by no means prevents you from attending and voting at the Annual Meeting.

By order of the Board of Directors,

/s/ Jonathan Gelfand
Jonathan Gelfand
Corporate Secretary

April 24, 2024

ANNEX A: NET LOSS TO ADJUSTED EBITDA RECONCILIATION

In addition to our results determined in accordance with accounting principles generally accepted in the United States, or GAAP, we believe the following non-GAAP financial measure of Adjusted EBITDA is useful in evaluating our operating performance.

We define and calculate Adjusted EBITDA as net income (loss) adjusted for impairment of goodwill and intangible assets, depreciation and amortization, amortization of capitalized cloud computing implementation costs, amortization of content assets, interest expense, income tax provision (benefit), equity-based compensation and other items that are not normal, recurring, operating expenses necessary to operate the Company’s business as described in the reconciliation below.

We include this non-GAAP financial measure because it is used by management to evaluate BODi’s core operating performance and trends and to make strategic decisions regarding the allocation of capital and new investments. Adjusted EBITDA excludes certain expenses that are required in accordance with GAAP because they are non-cash (for example, in the case of depreciation and amortization, impairment of goodwill and intangible assets and equity-based compensation) or are not related to our underlying business performance (for example, in the case of restructuring costs, interest income and expense).

The presentation of this non-GAAP financial measure is not intended to be considered in isolation or as a substitute for, or superior to, financial information prepared and presented in accordance with GAAP. Investors are encouraged to review the reconciliation of this non-GAAP financial measure to its most directly comparable GAAP financial measure. A reconciliation of our non-GAAP Adjusted EBITDA to GAAP net income (loss) can be found below.

	Year Ended December 31,
(in thousands)	2023	2022
Net loss	$(152,641)	$(194,192)
Adjusted for:
Impairment of goodwill	40,000	—
Impairment of intangible assets	3,092	19,907
Impairment of other investment	4,000	—
Loss on partial debt extinguishment(1)	3,168	—
Depreciation and amortization	39,573	74,848
Amortization of capitalized cloud computing implementation costs	179	492
Amortization of content assets	23,755	24,276
Interest expense	8,874	3,368
Income tax provision (benefit)	37	(3,053)
Equity-based compensation	23,891	17,620
Employee incentives, expected to be settled in equity(2)	(5,466)	5,466
Inventory net realizable value adjustments(3)	—	24,864
Restructuring and platform consolidation costs(4)	7,169	11,718
Change in fair value of warrant liabilities	(2,679)	(8,322)
Non-operating(5)	(1,649)	(257)

Adjusted EBITDA	$(8,697)	$(23,265)

(1)	Represents the loss related to the $15.0 million partial debt prepayment that the Company made on July 24, 2023.

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(2)

The non-cash charge for employee incentives which were expected to be settled in equity was recorded and included in the Adjusted EBITDA calculation during the year ended December 31, 2022. During the year ended December 31, 2023, we reclassified the non-cash charge from employee incentives expected to be settled in equity to equity-based compensation because we settled certain employee incentives with RSU awards during the period.

(3)

Represents a non-cash expense to adjust the carrying value of our connected fitness inventory and related future commitments. This adjustment was included during the year ended December 31, 2022 because of its unusual magnitude due to disruptions in the connected fitness market.

(4)

Includes restructuring expense and personnel costs associated with executing our key growth priorities during the year ended December 31, 2023 and with the consolidation of our digital platforms during the year ended December 31, 2022. The cost primarily relates to termination benefits related to headcount reductions.

(5)	Primarily includes interest income.

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ANNEX B

AMENDMENT TO

THE BEACHBODY COMPANY, INC. 2021 INCENTIVE AWARD PLAN

THIS AMENDMENT TO THE BEACHBODY COMPANY, INC. 2021 INCENTIVE AWARD PLAN (this “Amendment”) is made and adopted by The Beachbody Company, Inc., a Delaware corporation (the “Company”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Plan (as defined below).

RECITALS

WHEREAS, the Company maintains The Beachbody Company, Inc. 2021 Incentive Award Plan (as amended from time to time, the “Plan”);

WHEREAS, the Board of Directors of the Company (the “Board”) has delegated authority to its Compensation Committee to serve as the “Administrator” of the Plan (as defined in and within the meaning of the Plan) and, pursuant to Section 3.2 of the Plan, the Board may re-vest in itself the authority to serve as the Administrator of the Plan at any time;

WHEREAS, pursuant to Section 10.4 of the Plan, the Plan may be amended by the Administrator at any time and for any reason, subject to the terms of the Plan; and

WHEREAS, the Board has adopted this Amendment, subject to approval by the stockholders of the Company within twelve months following the date of such action.

NOW, THEREFORE, in consideration of the foregoing, the Company hereby amends the Plan as follows, subject to approval by the stockholders of the Company within twelve months following the date of Board adoption of this Amendment:

1.	Section 11.26 of the Plan is hereby amended and restated in its entirety to read as follows:

“11.26 “Overall Share Limit” means the sum of (a) 1,915,891 Shares, and (b) an annual increase on the first day of each calendar year beginning on and including January 1, 2025 and ending on and including January 1, 2031 equal to the lesser of (i) a number equal to 5% of the aggregate number of shares of Class A Common Stock and Class X Common Stock outstanding on the final day of the immediately preceding calendar year and (ii) such smaller number of Shares as is determined by the Board.”

2.

This Amendment shall be and is hereby incorporated in and forms a part of the Plan; provided that the Amendment shall be subject to approval by the stockholders of the Company within twelve (12) months of the date hereof.

3.	Except as expressly provided herein, all other terms and provisions of the Plan shall remain unchanged and in full force and effect.

IN WITNESS WHEREOF, I hereby certify that this Amendment was duly adopted by the Board of Directors of The Beachbody Company, Inc. on March 25, 2024 and was approved by the stockholders of The Beachbody Company, Inc. on [   ], 2024.

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The Beachbody Company, Inc.

By:
Marc Suidan
Chief Financial Officer

Date:

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THE BEACHBODY COMPANY P.O. BOX 8016, CARY, NC 27512-9903 Your vote matters! Have your ballot ready and please use one of the methods below for easy voting: Your control number Have the 12 digit control number located in the box above available when you access the website and follow the instructions. Scan QR for digital voting The Beachbody Company, Inc. Annual Meeting of Stockholders For Stockholders of record as of April 5, 2024 Tuesday, June 4, 2024 8:30 AM, Pacific Time Annual Meeting to be held live via the internet - please visit www.proxydocs.com/BODI for more details. YOUR VOTE IS IMPORTANT! PLEASE VOTE BY: 8:30 AM, Pacific Time, June 4, 2024. Internet: www.proxypush.com/BODI • Cast your vote online • Have your Proxy Card ready • Follow the simple instructions to record your vote Phone: 1-866-750-0049 • Use any touch-tone telephone • Have your Proxy Card ready • Follow the simple recorded instructions Mail: • Mark, sign and date your Proxy Card • Fold and return your Proxy Card in the postage-paid envelope provided Virtual: You must register to attend the meeting by June 3, 2024 5:00PM PT online at www.proxydocs.com/BODI This proxy is being solicited on behalf of the Board of Directors The undersigned hereby appoints Jonathan Gelfand, Corporate Secretary (the “Named Proxy”), as the true and lawful attorney of the undersigned, with full power of substitution and revocation, and authorizes him, to vote all the shares of capital stock of The Beachbody Company, Inc. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS RECOMMENDATION. This proxy, when properly executed, will be voted in the manner directed herein. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof. You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card. PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE Copyright © 2024 BetaNXT, Inc. or its affiliates. All Rights Reserved

THE BEACHBODY COMPANY The Beachbody Company, Inc. Annual Meeting of Stockholders Please make your marks like this: THE BOARD OF DIRECTORS RECOMMENDS A VOTE: FOR ON PROPOSALS 1, 2, 3 AND 4 PROPOSAL YOUR VOTE BOARD OF DIRECTORS RECOMMENDS 1. Election of nine nominees named in the proxy statement to serve on the Board of Directors. FOR WITHHOLD 1.01 Mary Conlin FOR 1.02 Carl Daikeler FOR 1.03 Kristin Frank FOR 1.04 Mark Goldston FOR 1.05 Michael Heller FOR 1.06 Ann Lundy FOR 1.07 Kevin Mayer FOR 1.08 John Salter FOR 1.09 Ben Van de Bunt FOR FOR AGAINST ABSTAIN 2. Ratification of the appointment of Deloitte & Touche LLP as the independent registered public FOR accounting firm of the Company for the fiscal year ending December 31, 2024. 3. Advisory approval of the Company’s executive compensation. FOR 4. Approval of the First Amendment to The Beachbody Company, Inc. 2021 Incentive Award Plan. FOR Any other business which may properly come before the annual meeting or any adjournment or postponement. In addition to the business to be transacted as described above, management will speak on our developments of the past year and respond to questions of general interest to stockholders. You must register to attend the meeting by June 3, 2024 5:00PM PT online at www.proxydocs.com/BODI Authorized Signatures - Must be completed for your instructions to be executed. Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form. Signature (and Title if applicable) Date Signature (if held jointly) Date